Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RETAILMENOT, INC., AS BUYER,

PROJECT ZEN ACQUISITION CORP., AS THE MERGER SUB,

GIFTCARDZEN INC, AS THE COMPANY,

AND

AARON DRAGUSHAN, AS THE REPRESENTATIVE

APRIL 5, 2016

i

TABLE OF CONTENTS

(continued)

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 5th day of April, 2016 by and among RetailMeNot, Inc., a Delaware corporation (“Buyer”); Project Zen Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”); GiftcardZen Inc, a Delaware corporation (the “Company”); and Aaron Dragushan for purposes of Sections 2.2 and Articles V, VI, VII only and solely in his capacity as representative of the Company Holders pursuant to Section 6.7 of this Agreement (the “Representative”).

RECITALS

WHEREAS, the business of the Company consists of building and operating a marketplace for the purchase and sale of gift cards and the performance of services related thereto (collectively, the “Business”);

WHEREAS, the parties hereto intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of Delaware Law (as defined below);

WHEREAS, the board of directors of each of Buyer, Merger Sub and the Company has unanimously approved the terms of the Merger;

WHEREAS, immediately after the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, holders of all of the Company Convertible Notes (as defined below), shall have executed and delivered to the Company written consents approving the terms of this Agreement and the consummation of the Merger (the affirmative vote of all such holders, the “Noteholder Approval”);

WHEREAS, immediately after the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, holders of at least 95% of the issued and outstanding shares of Company Common Stock (as defined below), shall have executed and delivered to the Company written consents approving the terms of this Agreement and the consummation of the Merger (the affirmative vote of 95% of such holders being referred to as the “Stockholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain employees of the Company are executing and delivering to Buyer employment offer letters in forms satisfactory to Buyer, which agreements shall become effective as of the Effective Time; and

WHEREAS, each of Buyer, Merger Sub and the Company desire to make its respective representations, warranties, covenants and agreements as expressly set forth herein in connection with the Merger and to prescribe the conditions to the Merger as expressly set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

(a) As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be made to the fourth decimal place. Notwithstanding the foregoing, all calculations the result of which are dollar amounts shall be rounded to the nearest cent.

“Adverse Consequences” means all Liabilities, losses, claims, damages, Taxes, penalties, fines, assessments, adjustments, judgments, settlement payments, deficiencies, interest (including interest from the date of such Adverse Consequences) and costs and expenses (including reasonable attorney’s fees and disbursements), excluding diminution of value and damages calculated as a multiple of company revenue, profits or similar metrics, and also excluding exemplary and punitive damages, except for any such damages in connection with a Third Party Claim.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person. As used herein, “controls,” “control” and “controlled” mean the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through Contract or otherwise.

“Balance Sheet Date” means February 29, 2016.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York. All times referenced in this Agreement refer to Central Time.

“Buyer Ancillary Agreements” means, collectively, each certificate, instrument or other document to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing and each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.

“Certificate of Merger” means the Certificate of Merger between Merger Sub and the Company substantially in the form attached hereto as Exhibit A to be filed with the Office of the Secretary of State of the State of Delaware in connection with the Closing.

“Closing Net Working Capital” means (i) the Company’s total current assets (including, without limitation, cash and cash equivalents, accounts receivable, inventory, pre-paid expenses and short-term note receivables), minus (ii) the Company’s total current liabilities (including, without limitation, accounts payable, accrued interest, bulk buyer pre-payments and credit card accounts), in each case as of the Closing as defined by and determined in accordance with GAAP, but in all cases excluding Company Indebtedness, Employee Transaction Related Expenses, Merger Expenses and Taxes to be incurred by the Company with respect to the payment of any Employee Obligations or Employee Transaction Related Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Amount” means the amount of (i) the Merger Consideration divided by (ii) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, the number of Company Convertible Note Shares and shares underlying unexercised vested Company Options outstanding immediately prior to the Effective Time.

“Company Ancillary Agreements” means, collectively, each certificate, instrument or other document to be delivered on behalf of the Company by an officer or officers of the Company at the Closing and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as at the Balance Sheet Date included in the Company Financial Statements.

“Company Capital Stock” means the Company Common Stock and all other authorized series and classes of the Company’s capital stock.

“Company Common Stock” means the Company’s common stock, $0.0001 par value per share.

“Company Convertible Note” means those certain convertible promissory notes set forth on Exhibit B.

“Company Convertible Note Shares” means the shares of Company Common Stock that would be issuable pursuant to the Company Convertible Notes as of immediately prior to the Effective Time in accordance with Section 4(c) of the Company Convertible Notes.

“Company Financial Statements” means (i) the Company’s unaudited balance sheets dated December 31, 2014 and December 31, 2015; (ii) the Company’s unaudited statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2014 and December 31, 2015; (iii) the Company’s unaudited statement of operations, stockholders’ equity and cash flows for the 2-month period ended on the Balance Sheet Date; (iv) the Company Balance Sheet and (v) any notes to the foregoing financial statements.

“Company Fundamental Representations” means, collectively, the representations and warranties made by the Company in Section 3.1 (Organization and Good Standing), Section 3.2(a) (Power; Authorization; Validity), Section 3.4 (Capitalization), Section 3.14 (Privacy), Section 3.25 (Intellectual Property) and Section 3.27 (Taxes).

“Company Holders” means the Company Stockholders, the holders of Company Convertible Notes and the holders of vested Company Options, in each case, that are outstanding immediately prior to the Effective Time.

“Company Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness (ii) any obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of the Company upon which interest charges are customarily paid, (iv) any obligations of the Company under conditional sale or other title retention agreements, (v) any obligations of the Company issued or assumed as the deferred purchase price for any property, service, covenant, settlement, release, waiver or other right (excluding obligations of the Company to creditors for goods and services incurred in the ordinary course of such Person’s business), (vi) any capitalized lease obligations of the Company, (vii) any obligations of others secured by any Lien (other than Permitted Liens) on Assets owned by the Company, whether or not the obligations secured thereby have been assumed, (vii) the amount, if any, by which the aggregate Liability of the Company under defined benefit pension plans or deferred compensation plans exceeds the aggregate value of plan Assets held by such plans, (ix) any obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (x) any drawn letters of credit issued for the account of the Company, (xi) any obligations of the Company to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or other Assets, (xii) any guaranties or arrangements having the economic effect of a guaranty by the Company of any indebtedness of any other Person, (xiii) any Unpaid Tax Obligations, and (xiv) any accrued interest or penalties on any of the foregoing.

“Company Licensed Intellectual Property” means any and all Intellectual Property and associated Intellectual Property Rights, both registered and unregistered, in any jurisdiction worldwide, that is owned by any Person other than Company that are licensed to the Company.

“Company Net Indebtedness” means the amount of Company Indebtedness outstanding as of Closing, excluding all Company Convertible Notes.

“Company Option Plan” means the Company’s 2012 Equity Incentive Plan.

“Company Options” means options to purchase shares of Company Common Stock that were issued pursuant to the Company Option Plan.

“Company Owned Intellectual Property” means any and all Intellectual Property (and any Intellectual Property Rights associated therewith), both registered and unregistered, in any jurisdiction worldwide, that is, or is purported to be, owned in whole or in part by or is exclusively licensed to the Company, and expressly includes, without limitation, the Intellectual Property identified on Section 3.25(b) of the Disclosure Schedule.

“Company Product(s)” means each and all of the products and services of the Company (including without limitation all platform technology, content, databases, application programing interfaces, software, firmware, middleware, databases, data integration, data architecture, systems, and other tangible items or embodiments of Intellectual Property Rights) designed, developed, under development, sold, distributed, leased, hosted, performed, installed, integrated, repaired, licensed or otherwise made available by the Company.

“Company Proprietary Rights” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Stockholders” means the holders of shares of Company Capital Stock immediately prior to the Effective Time.

“Company Websites” means giftcardzen.com, getzencard.com and greenducks.wtf.

“Consideration Certificate” means a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, attaching the final Spreadsheet and final Projected Closing Balance Sheet and certifying as of such date: (i) the aggregate amount of the Merger Expenses (including an itemized list of each Merger Expense that is unpaid and outstanding as of the Closing and the Person to whom such amount is owed as of the Effective Time); (ii) the aggregate amount of the Employee Transaction Related Expenses, if any, (iii) the aggregate amount of Company Indebtedness (other than the

Employee Obligations and Unpaid Tax Obligations) that is unpaid and outstanding as of the Closing as reflected on the Projected Closing Balance Sheet; (iv) the Estimated Closing Net Working Capital; (v) the aggregate amount of cash and cash equivalents held by the Company as of Closing, (vi) the aggregate amount of the Employee Obligations; and (vii) the aggregate amount of the Unpaid Tax Obligations.

“Contract” means any written or oral (i) contract, (ii) agreement, or (iii) legally binding instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders), in the case of clauses (i), (ii) and (iii), that is in effect or in any way executory as of the Closing Date.

“Customer Offerings” means (A) the products that the Company (x) currently develops, markets, distributes, makes available, sells or licenses to third parties, (y) previously has developed, marketed, distributed, made available, sold or licensed to third parties, or (z) currently plans to develop, market, distribute, make available, sell or license to third parties in the future, and (B) the services that the Company (x) currently provides or makes available to third parties, (y) previously has provided or made available to third parties, or (z) currently plans to provide or make available to third parties in the future.

“Delaware Law” means the General Corporation Law of the State of Delaware, as in effect from time to time.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights shall have been perfected in accordance with Delaware Law in connection with the Merger, and shall remain perfected at all times thereafter.

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Buyer and specified in the Certificate of Merger).

“Employee Obligation” means, collectively, any compensation earned by any current or former employee of the Company for periods as of or prior to the Closing that is accrued and unpaid as of the Closing, together with any Taxes to be incurred by the Company with respect to the payment thereof; provided, however, that Employee Obligation shall not include any Employee Transaction Related Expense or Merger Expense.

“Employee Transaction Related Expenses” means the Company’s outstanding contractual obligations to make severance, retention, change of control and similar cash payments to its employees as a result of the Merger, together with any Taxes to be incurred by the Company with respect to the payment thereof.

“Escrow Agent” shall mean JPMorgan Chase Bank, NA.

“Escrow Agreement” means the escrow agreement among Buyer, the Escrow Agent and the Representative, in substantially the form attached hereto as Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Escrow Amount” means $2,500,000.

“Escrow Contribution Amount” of a particular Company Holder means an amount determined by multiplying (i) such Company Holder’s Participation Percentage by (ii) the Escrow Amount.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement.

“Estimated Closing Net Working Capital” means the Closing Net Working Capital of the Company reflected on the Projected Closing Balance Sheet and set forth in the Consideration Certificate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder” means Aaron Dragushan.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means federal, state, local, territorial or foreign governmental or quasi-governmental or regulatory body, municipality or subdivision thereof or any governmental authority, department, administrative agency, bureau, board, court, tribunal, commission or instrumentality or other body exercising similar powers or authority, including any applicable self-regulatory organization.

“Income Tax Basis of Accounting” means the income tax basis of accounting standard which is a “comprehensive basis of accounting other than GAAP as promulgated by the American Institute of Certified Public Accountants.

“Intellectual Property” means and includes inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, schematics, technology, processes, architecture, research and development data, technical data and customer lists, content, works of authorship and computer software, including all source code, object code, firmware, interfaces, databases, platforms, development tools, files, records and data, all media on which any of the foregoing is recorded, all Internet addresses, sites (and all content contained therein) and domain names and all documentation relating to any of the foregoing.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith throughout the world including any registrations or applications therefor: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all trade secrets, proprietary information and know how; (iii) all United States and foreign copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto; (iv) all United States and foreign mask works, mask work registrations and applications therefor; (v) all United States and foreign industrial designs and any registrations and applications therefor; (vi) all United States and foreign trade names, logos, slogans, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) all database rights and (viii) any similar, corresponding or equivalent rights to any of the foregoing.

“Internal Controls” has the same meaning as the term “internal control over financial reporting” which is defined in Rule 13a - 15(f) under the Exchange Act

“Key Employees” means Founder and Carlos Urreta.

“Knowledge” means the actual knowledge of the Key Employees and such additional knowledge of a particular issue as they should have acquired in the reasonable performance of their duties.

“Law” means, with respect to any Person, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business of such Person or the transactions contemplated by this Agreement, including the common law and arbitral awards.

“Liabilities” means any liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” means, with respect to any change, event, fact or condition, individually or in the aggregate, together with all other changes, events, facts and conditions that have occurred prior to the date of determination and taken as a whole, any material adverse effect upon (i) the business, results of operations, properties, assets, Liabilities or condition (financial or otherwise) of the Company, or (ii) the ability of a Person to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (a) any effect to the extent attributable to conditions affecting the industry or industries in which the Person participates; (b) any effect to the extent attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States; (c) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters or acts of God; provided, that, with respect to any Person, the matters described in clauses (a), (b) and (c) will be excluded only to the extent that such matters do not have a disproportionate impact on the Person, as compared to other companies that conduct business in the countries and regions and in the industry in which the Person conducts its business

“Merger Expenses” means all out-of-pocket costs, fees and expenses of the Company, any employee of the Company or any Company Holder (including any fees and expenses of any of their respective agents, representatives, brokers, finders, legal counsel, financial advisors, investment bankers and accountants) incurred by or to be paid by the Company in connection with the Merger and this Agreement (and the related letter of intent) and the transactions contemplated by this Agreement and any negotiation, legal, travel and due diligence expenses, in each case referred to above, that remain unpaid as of the Closing. Any Merger Expenses that have not been set forth on the Consideration Certificate are collectively referred to as “Indemnifiable Merger Expenses.”

“Merger Sub Ancillary Agreements” means, collectively, each certificate, instrument or other document to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the common stock, $0.0001 par value per share, of Merger Sub.

“Nexus Certificate” means any written representation, certification, assertion or similar document whether on a form authorized by a state revenue agency or not, that is executed by the Company and presented to a Person, Affiliate of a Person or any other party, stating that the Company has either not engaged in general or specific Activities on behalf of the Person, or that affirms that the Company has only engaged in Activities in a limited or specifically enumerated number of jurisdictions.

“Noncompetition and Non-Solicitation Agreements” means, collectively, the noncompetition and non-solicitation agreements entered into on or prior to Closing in the form attached hereto as Exhibit D by the Key Employees.

“Participation Consideration” of a particular Company Holder means the aggregate consideration payable pursuant to Sections 2.1(c), (d) and (e) that such Company Holder is entitled to receive, prior to any reduction for any amount with respect thereto that is either (A) contributed, or to be contributed, to the Escrow Fund or the Representative Fund, or (B) any portion of the Founder Retention Amount that is payable contingent solely upon the Founder’s continued employment by the Buyer.

“Participation Percentage” of a particular Company Holder means the percentage represented by the fraction having (i) a numerator equal to the Participation Consideration paid or payable to such Company Holder, and (ii) a denominator equal to the aggregate amount of Participation Consideration paid or payable to all Company Holders.

“Permitted Liens” means: (i) Liens for current Property Taxes not yet delinquent; (ii) statutory or common law Liens to secure obligations to landlords, lessors, or renters under leases or rental agreements made available to the Buyer; (iii) deposits or pledges not material in amount in the aggregate made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law; (iv) Liens imposed by Law, such as carriers’, materialmen’s, mechanics’, warehousemans’, landlords’ and other like Liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Business or the present use of the affected Assets, (v) restrictions on transfer of securities imposed by applicable securities laws; (vi) any Liens satisfied in full and discharged as of the Closing, and (vii) nonexclusive licenses granted by the Company to third parties entered into in the ordinary course of business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Authority or other entity, enterprise or business organization.

“Pre-Closing Tax Period” means all Taxable periods or portions thereof ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period. The amount of Taxes attributable to the Pre-Closing Tax Period shall be determined based on (i) in the case of any Tax that is based on income, sales, revenue, production, payroll or similar items, or any other Taxes which are not Property Taxes, an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of Property Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period.

“Property Taxes” means any real property, personal property, ad valorem and similar Taxes.

“Projected Closing Balance Sheet” means an estimated balance sheet of the Company as of 11:59 pm on the Closing Date.

“Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or used by the Company, together with any additions thereto or replacements thereof.

“Registered Intellectual Property” means any and all Company Owned Intellectual Property that has been registered, filed or recorded with or by any state, government or other public or quasi-public legal authority or any registrar, whether United States, international or foreign.

“Related Party” means, (i) with respect to any Person other than the Company, (A) any current or former officer, director, stockholder, employee or Affiliate of such Person, (B) any Person having a relationship with such Person or Affiliate by blood, marriage or adoption, (C) any Person (other than a tenant) sharing the household of such Person or any Person described in clause (A) or (B), and (D) any trust or other entity (other than the Company) in which one of the Persons described in any of the foregoing clauses (A), (B) or (C) above holds a material voting, proprietary or beneficial interest; and (ii) with respect to the Company, the Persons described in clause (i) above and each Company Holder.

“Representative Fund” means the fund established for the benefit of the Representative and the Company Holders pursuant to the Escrow Agreement.

“Representative Fund Amount” means $50,000.

“Representative Fund Contribution Amount” of a particular Company Holder means an amount determined by multiplying (i) such Company Holder’s Participation Percentage by (ii) the Representative Fund Amount.

“Securities Act” means the Securities Act of 1933, as amended.

“Shrink-Wrap Agreements” means agreements governing any generally commercially available software licensed in object code form, “software-as-a-service” products, or standard service offerings that are licensed for a cost of not more than $5,000 for a license for a single user or workstation (or $20,000 in the aggregate for all users and work stations).

“Spreadsheet” means a spreadsheet in form reasonably acceptable to Buyer, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing and immediately prior to the Effective Time, the following factual information relating to the Company Holders: (i) the names of all the Company Holders (and name of the record holder if different) and their last known addresses; (ii) the number and kind of shares of Company Capital Stock held by, or that are issuable upon the exercise of Company Options that are outstanding as of immediately prior to the Effective Time held by, such Persons and, in the case of outstanding shares of Company Capital Stock, the respective certificate numbers; (iii) the principal amount and number of Company Convertible Note Shares issuable as of immediately prior to the Effective Time of any outstanding Company Convertible Notes, (iv) the exercise price per share in effect for each Company Option that is outstanding as of immediately prior to the Effective Time; and (v) the amount of cash payable at Closing to each Company Holder (assuming such Company Holder has complied with Section 2.5(c) as of the Closing).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (a) of which such

Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing (i) 20% or more of the voting power of all outstanding stock or ownership interests of such entity, (ii) the right to receive 20% or more of the dividends or income distributed to the holders of outstanding capital stock or other ownership interests of such entity, or (iii) the right to receive 20% or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, (b) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority), or (c) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.

“Target Net Working Capital” means $450,000.00.

“Taxes” (and, with correlative meaning, “Tax” and “Taxable”) means (A) federal, state and local (in each case, whether domestic or foreign) taxes, assessments, duties or similar charges in the nature of a tax, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B); and (D) liability for the payment of any amounts as a result of transferee or successor liability with respect to the payment of any amounts of the type described in clause (A), (B) or (C).

“Tax Return” means any report, return, claim for refund, election, estimated tax filing, information return, disclosure, statement, declaration or other document supplied or required to be supplied to any domestic or foreign taxing authority or other Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment to the foregoing, and any sales and use and resale certificates.

“Transmittal Letters” means, collectively, the letters of transmittal executed and delivered by the Company Holders pursuant to Section 2.5 hereof, in substantially the form of Exhibits E-1, E-2 and E-3 to this Agreement with respect to the holders of shares of Company Capital Stock, holders of Company Convertible Notes and holders of unexercised vested Company Options, respectively.

“Unpaid Tax Obligations” means any properly accrued Taxes of the Company (excluding Taxes to be incurred by the Company with respect to the payment of any Employee Obligations or Employee Transaction Related Expenses) relating to Pre-Closing Tax Periods that remain unpaid as of the Closing.

(b) Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in the sections referenced below.

Term	Section
AAA	Section 7.15
Accounts Receivable	Section 3.9
Agreement	Introduction
Applicable Courts	Section 7.7
Applicable Recipient	Section 6.5(a)

Term	Section
Assets	Section 3.12
Benefit Arrangement	Section 3.22(a)(i)
Benefit Plan	Section 3.22(a)(ii)
Books and Records	Section 3.26(a)
Business	Recitals
Buyer	Introduction
Buyer Employee Plan	Section 5.5(a)
Buyer Indemnified Parties	Section 6.1
Certificates	Section 2.5(c)
Charter Documents	Section 3.1(b)
Claim Notice	Section 6.5(a)
Claims	Section 6.5
Closing	Section 2.3(a)
Closing Balance Sheet	Section 2.2(b)(i)
Closing Calculations	Section 2.2(b)(i)
Closing Date	Section 2.3(a)
COBRA	Section 3.22(c)(viii)
Company	Introduction
Company Benefit Arrangement	Section 3.22(a)(iii)
Company Benefit Plan	Section 3.22(a)(iv)
Company Contract	Section 3.16(a)
Company Disclosure Schedule	Introduction to Article III
Company Holder Consents	Section 2.3(d)
Continuing Employee	Section 5.5(a)
Dispute	Section 6.5(b)
Dispute Date	Section 2.2(b)(iii)
Dispute Notice	Section 2.2(b)(ii)
Environmental Laws	Section 3.11(a)
ERISA	Section 3.22(a)(v)
ERISA Affiliate	Section 3.22(a)(vi)
Escrow Agent	Introduction
Escrow Claim Period	Section 6.5
Escrow Claim Period Expiration Date	Section 6.5
Exchange Fund	Section 2.5(b)
Exhibits	Section 7.2
Final Closing Balance Sheet	Section 2.2(b)(i)
Founder Retention Amount	Section 2.6(a)
Founder Retention Payments	Section 2.6(a)
Governmental Consents	Section 3.18
Hazardous Material	Section 3.11(a)
Indemnified Party	Section 6.5(a)
Indemnifying Party	Section 6.5(a)
Indemnity Threshold	Section 6.3(a)
J.A.M.S.	Section 7.15
Lease Agreements	Section 3.13
Leased Premises	Section 3.13
Material Contracts	Section 3.16
Material Permits	Section 3.10
Merger	Recitals
Merger Consideration	Section 2.2(a)
Merger Sub	Introduction

Term	Section
Multiemployer Plan	Section 3.22(a)(vii)
Neutral Accountant	Section 2.2(b)(iii)
Noteholder Approval	Recitals
Open Source Materials	Section 3.25(r)
Parachute Payment Waiver	Section 2.3(e)(x)
Paying Agent	Section 2.5(a)
Permits	Section 3.10
Privacy Statement	Section 3.14
Proprietary Software	Section 3.25(r)
Qualified Plan	Section 3.22(a)(viii)
Repaid Company Indebtedness	Section 2.3(e)(vi)
Representative	Introduction
Schedules	Section 7.2
Seller Indemnified Parties	Section 6.2
Significant Customer	Section 3.15(a)
Significant Supplier	Section 3.15(a)
Straddle Periods	Section 5.3(a)
Stockholder Approval	Recitals
Surviving Corporation	Recitals
Tax Claim	Section 5.3(e)
Tax Proceeding	Section 5.3(b)
Third Party Claim	Section 6.5(a)
WARN Act	Section 3.21(e)

ARTICLE II

THE MERGER

Section 2.1 Effect of Merger.

(a) Conversion of Merger Sub Common Stock. At the Effective Time, without the need for any further action by any Person, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of common stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(b) Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(c), each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (1) an amount in cash equal to the Common Per Share Amount, subject to and in accordance with Section 2.1(f) (including the escrow obligations described therein); plus (2) any cash disbursements required to be made from the Escrow Fund or Representative Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement (to be paid as and when such disbursements are required to be made pursuant to the Escrow Agreement).

(d) Company Options. No outstanding Company Options shall be assumed, continued or substituted by Buyer or the Surviving Corporation.

(i) Unvested Company Options. At the Effective time, each unvested Company Option that is outstanding as of immediately prior to the Effective Time shall be immediately canceled and no consideration shall be paid therefor.

(ii) Vested Company Options. At the Effective Time, each vested Company Option that is outstanding and unexercised as of immediately prior to the Effective Time shall be immediately canceled and exchanged for the right of the holder of such vested Company Option to receive with respect to each share of Company Common Stock underlying such vested Company Option: (1) an amount in cash equal to the Common Per Share Amount; minus (2) the option exercise price applicable to such share (in the case of clauses (1) and (2), subject to and in accordance with Section 2.1(f) (including the escrow obligations described therein)); plus (3) any cash disbursements required to be made from the Escrow Fund or Representative Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement (to be paid as and when such disbursements are required to be made pursuant to the Escrow Agreement), subject to (and without limiting any rights or remedies of the Indemnified Parties under this Agreement or subject to (and without limiting any rights or remedies of the Indemnified Parties under this Agreement or otherwise as a result of) the obligation of the holder to return to the applicable Indemnified Parties the amount so received to the extent such holder has, at any time and from time to time, any unsatisfied payment obligations to such Indemnified Parties pursuant to, and subject to the terms and conditions of, Article VI. Additionally, the payment of such amounts shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such unexercised vested Company Options. Notwithstanding anything in this Agreement to the contrary, any vested Company Option with an applicable per share exercise price that exceeds the Common Per Share Amount shall be immediately canceled at the Effective Time and no consideration shall be paid therefor.

(e) Company Convertible Notes. At the Effective Time, each Company Convertible Note that is outstanding of immediately prior to the Effective Time shall be immediately canceled and exchanged for the right of the holder of such Company Convertible Notes to receive for each Company Convertible Note Share issuable pursuant to such Company Convertible Note as of immediately prior to the Effective Time: (1) an amount in cash equal to the Common Per Share Amount, subject to and in accordance with Section 2.1(f) (including the escrow obligations described therein); plus (2) any cash disbursements required to be made from the Escrow Fund or Representative Fund with respect to such share to the former holder thereof in accordance with the terms of the Escrow Agreement (to be paid as and when such disbursements are required to be made pursuant to the Escrow Agreement), subject to (and without limiting any rights or remedies of the Indemnified Parties under this Agreement or otherwise as a result of) the obligation of the holder to return to the applicable Indemnified Parties the amount so received to the extent such holder has, at any time and from time to time, any unsatisfied payment obligations to such Indemnified Parties pursuant to, and subject to the terms and conditions of Article VI.

(f) Escrow Contribution and Representative Fund Contribution. The aggregate amount of Merger Consideration to be received by any Company Holder in accordance with this Section 2.1 will be reduced by such holder’s Escrow Contribution and Representative Fund Contribution attributable to such Company Capital Stock, Company Convertible Notes and unexercised vested Company Options, which amounts will be included in the Escrow Fund and the Representative Fund, and further reduced for the Holdback Amount solely with respect to the Founder.

Section 2.2 Merger Consideration.

(a) Merger Consideration. The consideration to be paid by Buyer hereunder in respect of all shares of Company Capital Stock, Company Convertible Notes and unexercised vested Company Options, in each case, that are outstanding as of immediately prior to the Effective Time (the “Merger Consideration”), which amount shall be subject to adjustment after the Closing pursuant to Section 2.2(b), shall consist of the following:

(i) $33,000,000 in cash; minus

(ii) the aggregate amount of the Company Net Indebtedness outstanding as of the Closing as set forth in the Consideration Certificate; minus

(iii) the aggregate amount of all Employee Transaction Related Expenses as set forth in the Consideration Certificate; minus

(iv) the aggregate amount of the Merger Expenses as set forth in the Consideration Certificate; plus

(v) the aggregate amount of the exercise prices of all unexercised vested Company Options outstanding immediately prior to the Effective Time; plus

(vi) if the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, the amount by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital; minus

(vii) if the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the amount by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

(b) Post-Closing Adjustment.

(i) Within 120 days following the Closing Date, Buyer shall prepare and deliver to the Representative a balance sheet of the Company as of 11:59 P.M. on the Closing Date (the “Closing Balance Sheet,” and the balance sheet of the Company as of 11:59 P.M. on the Closing Date that becomes final and binding on the parties hereto and the Company Holders is referred to as the “Final Closing Balance Sheet”), which shall be prepared in accordance with GAAP. The Closing Balance Sheet shall set forth the Buyer’s calculations of the Closing Net Working Capital and the Company Indebtedness (including separate calculations for Unpaid Tax Obligations, Employee Transaction Related Expenses and Employee Obligations) as of the Closing (such calculations, the “Closing Calculations”).

(ii) The Closing Balance Sheet delivered by Buyer and the Closing Calculations set forth therein shall be final and binding on each party hereto and the Company Holders, unless Buyer receives from the Representative a written notice of objection on or prior to the 30th day after delivery to the Representative of the Closing Balance Sheet. Such notice shall state in reasonable detail the item or items in dispute and shall state the amount, if any, of any adjustment that should be made to the Closing Balance Sheet (the “Dispute Notice”).

(iii) In the event of a dispute regarding the Closing Balance Sheet, Buyer and the Representative shall each use reasonable good faith efforts to resolve any such objections and any such resolution shall be final and binding on all parties hereto and the Company Holders. If Buyer and the Representative do not resolve any such dispute within 14 Business Days after Buyer’s receipt of the Dispute Notice (the “Dispute Date”), then either Buyer or the Representative may submit such unresolved dispute to the Neutral Accountant. The “Neutral Accountant” means Maxwell, Locke & Ritter LLP. Buyer and the Representative shall direct the Neutral Accountant to resolve such items remaining in dispute within 21 Business Days following such submission. If neither Buyer nor the Representative submits any such unresolved dispute to the Neutral Accountant within 20 Business Days after the dispute Date, the Closing Balance Sheet delivered by Buyer shall be final and binding on all parties hereto and the Company Holders. The Neutral Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator. The fees and expenses of the Neutral Accountant relating to a dispute pursuant to this Section 2.2(b)(iii) shall be borne solely by the Buyer if the Buyer is the non-prevailing party or solely by the Company Holders if the Representative is the non-prevailing party. For purposes of the preceding sentence, the “non-prevailing party” shall be the party whose proposed calculation of Closing Net Working Capital submitted to the Neutral Accountant was further from the calculation of Closing Net Working Capital as finally determined. If issues in dispute are submitted to the Neutral Accountant for resolution, Buyer and the Representative will furnish to the Neutral Accountant such work papers and other documents and information relating to the disputed issues as the Neutral Accountant may request and are available (subject to any claims of attorney-client privilege), and each will be afforded the opportunity to present to the Neutral Accountant any material relating to the determination and to discuss the determination with the Neutral Accountant. The Neutral Accountant shall only decide the specific issues under dispute between the parties. The determination by the Neutral Accountant of the Closing Balance Sheet and the disputed Closing Calculations as set forth in a notice delivered by the Neutral Accountant to Buyer and the Representative shall be final and binding on all parties hereto and the Company Holders. The Neutral Accountant’s determination may be enforced through a court of competent jurisdiction, but the substance of the Neutral Accountant’s determination shall not be subject to review by a court of competent jurisdiction (or otherwise).

(iv) If the Closing Net Working Capital, as finally determined in accordance with Section 2.2(b)(i)-(iii), is less than the Estimated Closing Net Working Capital by an amount in excess of $100,000, Buyer may elect to (i) claim such amount from the Escrow Fund or (ii) require the Company Holders to pay by wire transfer of immediately available funds to Buyer in proportion to their respective Participation Percentages, on or prior to the tenth Business Day following the date on which the Final Closing Balance Sheet becomes final and binding pursuant to Sections 2.2(b)(ii)-(iii). To the extent the Closing Net Working Capital is less than the Estimated Closing Net Working Capital by an amount less than or equal to $100,000 but greater than $25,000, Buyer may claim such amount solely from the Escrow Fund. To the extent the Closing Net Working Capital is less than the Estimated Closing Net Working Capital by an amount less than or equal to $25,000, no adjustments or payments shall be made with respect thereto.

(v) If the Closing Net Working Capital, as finally determined in accordance with Section 2.2(b)(i)-(iii), is greater than the Estimated Closing Net Working Capital by an amount in excess of $100,000, Buyer shall deliver (or cause to be delivered) by wire transfer of immediately available funds to each of the Company Holders, the amount by which Closing Net Working Capital exceed the Estimated Closing Net Working Capital in proportion to their respective Participation Percentages, on or prior to the tenth Business Day following the date on which the Final Closing Balance Sheet becomes final and binding. If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital by an amount in excess of $25,000, but less than or equal to $100,000, Buyer shall deposit such amount into the Escrow Fund on or prior to the tenth Business Day following the date on which the Final Closing Balance Sheet becomes final and binding. If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital by an amount less than or equal to $25,000, no adjustments, payments or deposits to the Escrow Fund shall be made with respect thereto.

Section 2.3 The Closing.

(a) Date and Time. On the date hereof (the “Closing Date”), the parties hereto shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by Delaware Law to complete the Merger (the “Closing”). The Merger shall become effective at the Effective Time and shall be deemed to take place at the offices of DLA Piper LLP (US) in Austin, Texas.

(b) Pre-Closing Deliveries. No later than one Business Day prior to the Closing Date (or such shorter time as may be permitted by Buyer in writing), the Company shall have delivered to Buyer the following:

(i) a draft of the Projected Closing Balance Sheet, together with the Company’s estimates of the Closing Net Working Capital and the Company Indebtedness (including a calculation of the estimated Unpaid Tax Obligations and Employee Obligations), in each case as of the Closing;

(ii) a draft Spreadsheet; and

(iii) a draft Consideration Certificate, including any wire transfer instructions for each Company Holder and each Person to whom Buyer is making a payment on behalf of the Company and the Company Holders in respect of Company Indebtedness, Employee Transaction Related Expenses or Merger Expenses at the Closing.

The items set forth above in this Section 2.3(b) shall have been prepared by the Company in good faith and shall represent the Company’s best estimate of the amounts set forth therein as of the Closing.

(c) Payments at Closing. At the Closing, Buyer shall make, or shall cause to be made, the following payments:

(i) to the applicable holders of Company Indebtedness (other than the Company Convertible Notes, Employee Obligations and any Unpaid Tax Obligations not yet due) then outstanding, their portion of the Company Indebtedness;

(ii) to each Person to whom any Merger Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all Merger Expenses in accordance with the Consideration Certificate;

(iii) to each Person to whom any Employee Transaction Related Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all Employee Transaction Related Expenses in accordance with the Consideration Certificate;

(iv) to the Paying Agent, an amount equal to the Exchange Fund (as defined below), to hold and distribute in accordance with Section 2.5(c); and

(v) to the Escrow Agent, an amount equal to the Escrow Amount and the Representative Fund Amount, to hold and distribute in accordance with the terms of the Escrow Agreement.

(d) Within one hour following the execution and delivery of this Agreement, Company shall deliver to Buyer, (i) the Noteholder Approval and (ii) the Stockholder Approval (together,

the “Company Holder Consents”). In the event the executed Company Holder Consents are not delivered to Buyer during such one-hour period, Buyer shall be entitled, at its sole discretion to terminate this Agreement by delivering written notice thereof to the Company and thereafter, this Agreement shall be of no further force or effect.

(e) Company Closing Deliveries. At the Closing, the Company shall deliver to Buyer each of the following:

(i) a certificate signed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that each of the representations and warranties made by the Company in this Agreement, the Company Disclosure Schedules or any Company Ancillary Agreement, (i) to the extent qualified by any Material Adverse Effect or other materiality (or equivalent) qualification contained in any such representation or warranty, is (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) true and correct as of the Closing Date, and (ii) to the extent not qualified by any Material Adverse Effect or other materiality (or equivalent) qualification contained in such representation or warranty, is (except for representations and warranties made as of a specific date, which shall be true and correct as of such date) true and correct in all material respects as of the Closing Date;

(ii) a copy of the Escrow Agreement duly executed by the Company and the Representative;

(iii) duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Exhibit F;

(iv) the Consideration Certificate; provided, however, that such delivery shall not be deemed to be an agreement by Buyer that any amount set forth in the Consideration Certificate is accurate and shall not diminish Buyer’s remedies under this Agreement if any such amount is inaccurate;

(v) a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter from the Company, in form and substance reasonably satisfactory to Buyer, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2(c)(3);

(vi) (a) payoff letters (which letters provide for the release of all Liens relating to the Company Net Indebtedness following satisfaction of the terms contained in such payoff letters) in form and substance reasonably satisfactory to Buyer from the holders of all of the Company Indebtedness other than such Company Indebtedness of the Company set forth on the Consideration Certificate and the Company Convertible Notes (collectively, the “Repaid Company Indebtedness”), and (b) executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by each Person holding a Lien (other than Permitted Liens) in any assets of the Company as of the Closing Date terminating any and all such Lien (other than Permitted Liens) and evidence reasonably satisfactory to Buyer that all Liens (other than Permitted Liens) on assets of the Company shall have been released prior to or shall be released simultaneously with the Closing;

(vii) duly executed consents, waivers, authorizations or approvals generally identified on or identified in respect of the agreements listed on Exhibit G and in respect of any other Contract, document, permit or other instrument with non-governmental parties which, as a result of or otherwise in connection with the execution, performance or consummation of the transactions contemplated by this Agreement, are necessary to prevent any violation, breach, default or discontinuance of any such other agreement, arrangement, document, permit or other instrument;

(viii) duly executed resignations of each director and corporate officer of the Company from such positions in writing, with such resignations to be effective as of the Effective Time. Notwithstanding the foregoing, such resignations shall not constitute a termination of any person’s employment with the Company.

(ix) duly executed copies of all Company Ancillary Agreements, the Noncompetition and Non-Solicitation Agreements, and other consents, certificates, documents, instruments and other items required to be delivered by the Company or the Company Holders pursuant to this Agreement;

(x) a Parachute Payment Waiver substantially in the form attached hereto as Exhibit H (“Parachute Payment Waiver”) from each Person who the Company and Buyer reasonably agree is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and who the Company and Buyer reasonably agree might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth in Schedule 2.3(e)(x) of the Company Disclosure Schedule);

(xi) copies of the resolutions or written consent duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(xii) control of the electronic due diligence data room maintained by the Company for purposes of the transactions contemplated by this Agreement and located at box.com, by appointing as administrators of such data room such officers or employees of Buyer as Buyer shall direct in its sole discretion.

Section 2.4 Effects of the Merger. At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is “GiftcardZen Inc”;

(c) the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “GiftcardZen Inc”;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their successors are duly appointed; and

(e) the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the board of directors of the Surviving Corporation immediately after the Effective Time until their successors are duly elected or appointed and qualified.

Section 2.5 Paying Agent, Deposit of Merger Consideration; Exchange.

(a) At the Effective Time, Buyer shall select a paying agent reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”) in the Merger. Buyer shall, at its sole election, be entitled to serve as the Paying Agent.

(b) At the Effective Time, Buyer shall, if Buyer is not serving as the Paying Agent, enter into an agreement with the Paying Agent, which shall provide that at the Closing Buyer shall deposit with the Paying Agent an amount equal to the Merger Consideration, minus the Escrow Amount and the Representative Fund Amount (such amount to be deposited by Buyer with the Paying Agent, the “Exchange Fund”).

(c) To the extent not delivered immediately following Closing, then within two Business Days of the Effective Time, Buyer shall cause the Paying Agent to deliver a Transmittal Letter to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Capital Stock (the “Certificates”), holders of Company Convertible Notes and holders of unexercised vested Company Options. Subject to the other terms and conditions contained herein including satisfaction by the Company Stockholder, holder of Company Convertible Notes or holder of vested Company Options of the requirements of this Section 2.5(c), following the Effective Time, Buyer shall cause the Paying Agent to pay to (i) each Company Stockholder, an amount equal to the consideration that such Company Stockholder is entitled to receive pursuant to Section 2.1(c) at the Closing (subject, in the case of Founder, to the provisions of Section 2.6), (ii) to each holder of vested Company Options, an amount equal to the consideration that such holder is entitled to receive pursuant to Section 2.1(d) at the Closing, and (iii) to each holder of Company Convertible Notes, an amount equal to the consideration that such holder is entitled to receive pursuant to Section 2.1(e) at the Closing in each case less such amounts as are required to be deducted or withheld therefrom pursuant to Section 2.9. Any such payments shall be conditioned on receipt by the Paying Agent of: (i) with respect to holders of Company Capital Stock and subject to Section 2.5(d), a certificate or certificates which immediately prior to the Effective Time represented shares of Company Capital Stock with respect to the Company Capital Stock, (ii) with respect to holders of Company Convertible Notes, the original Company Convertible Note registered in the name of the holder and (iii) duly executed Transmittal Letter with respect to the Company Capital Stock, vested Company Options and Company Convertible Note Shares.

(d) In the event any Certificate or Note shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Note to be lost, stolen or destroyed, Buyer shall, as promptly as practicable following the receipt by Buyer of the foregoing documents, subject to the terms of Section 2.9, issue in exchange for such lost, stolen or destroyed Certificate or Note that portion of the Merger Consideration represented by the lost, stolen or destroyed Certificate or Note in exchange therefore which the Company Stockholder has the right to receive. Buyer may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate or Note to provide to Buyer an indemnity agreement against any claim that may be made against Buyer with respect to the Certificate or Note alleged to have been lost, stolen or destroyed.

(e) Any portion of the Exchange Fund that remains undistributed on the date that is twelve months after the Closing Date shall, at the request of Buyer, be delivered to Buyer to be held in trust for the benefit of the Company Holders. If any Company Holder has not received the consideration owed to it hereunder prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority, any such portion of the Exchange Fund remaining unclaimed by such Company Holder immediately prior to such time shall, to the extent permitted by Law, become the property subject to the obligations of the Buyer and the Surviving Corporation hereunder.

(f) From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of certificates formerly representing such Company Capital Stock and each holder of any Company Options shall cease to have any rights with respect thereto except as expressly provided herein or by Law.

(g) From and after the Effective Time, no Company Convertible Notes will be deemed to be outstanding, and holders of Company Convertible Notes shall cease to have any rights with respect thereto except as expressly provided herein or by Law.

(h) At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock, Company Options or Company Convertible Notes shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of Company Capital Stock are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the consideration payable with respect to such Company Capital Stock in accordance with Section 2.1(c), subject to Section 2.9.

Section 2.6 Founder Retention Payments.

(a) An amount equal to $11,000,000 otherwise payable to Founder at Closing pursuant to Section 2.3(c) shall be withheld from the Merger Consideration (the “Founder Retention Amount”) by Buyer and shall become payable pursuant to the terms of that certain Founder Retention Agreement to be entered into between Buyer and Founder at the Closing (such payments actually due pursuant to this Section 2.6, the “Founder Retention Payments”). The Founder Retention Amount shall not accrue interest.

(b) Buyer shall be free to operate the business of the Company in the manner that Buyer deems to be in the interest of Buyer and its stockholders, provided, however, that Buyer shall not operate the business of the Company in a manner solely calculated to (i) frustrate payment of, or (ii) reduce the amount of any Founder Retention Payment. The Company and Founder acknowledge and agree that this provision is the sole standard by which Buyer’s actions shall be judged with respect to operation of the Business and attainment of the Founder Retention Payment performance targets.

Section 2.7 Employee Pool. The offer letters to be entered into with certain employees of the Company will provide for retention bonus opportunities as set forth therein, subject to the terms and conditions of the retention plan referred to therein. Nothing in this Section 2.7 or otherwise in this Agreement, express or implied, shall confer upon any person (including any Key Employee) any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 2.8 Dissenting Shares. If, in connection with the Merger, any Company Stockholder shall have exercised and perfected its dissenters’ rights in accordance with Delaware Law, none of such Dissenting Shares shall be converted into a right to receive the consideration otherwise payable to holders of Company Capital Stock as provided in Section 2.1(c), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). In the event that any Company Stockholder fails to make an effective demand for payment or fails to perfect its appraisal rights or dissenters’ rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 2.1(c) in respect of such shares as if such shares had never been Dissenting Shares, and Buyer shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the applicable conditions set forth in Section 2.5, the consideration to which such Company Stockholder would have been entitled under Section 2.1(c) with respect to such shares (subject to the provisions of this Agreement, including Section 2.5 and Section 2.9). The Company shall give Buyer prompt notice (and in no event more than one calendar day) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s dissenters’ rights in accordance with Delaware Law. Notwithstanding any provision of this Agreement to the contrary, to the extent any payment of consideration is due to the Company Stockholders under Article II, Buyer shall not make any payment in respect of any Dissenting Shares. The Company agrees that, except with Buyer’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.

Section 2.9 Withholding Rights. Buyer or Buyer’s agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Holder, the amounts required to be deducted and withheld under the Code, or any provision of Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the relevant Governmental Authority by Buyer or the Surviving Corporation, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Company Holder in respect of whom such deduction and withholding was made. Buyer shall use commercially reasonable efforts to minimize (in accordance with applicable law) any such withholding including by requesting any appropriate Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Holders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Company hereby makes the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing, subject to the statements, exceptions and other information set forth on the disclosure schedule dated and delivered as of the date of this Agreement by the Company to Buyer (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections of this Article III, and unless otherwise expressly specified, each reference in this Agreement to any part or subpart of the Company Disclosure Schedule is a reference to only that part or subpart; provided, however, that the disclosure of any fact or item in any particular part or subpart of the Company Disclosure Schedule shall be deemed made on any other part or subpart of the Company Disclosure Schedule only if the relation to such other part or subpart of the Company Disclosure Schedule is readily apparent on its face that such disclosure applies to such other part or subpart of the Company Disclosure Schedule). For the purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be a deemed a representation and warranty made by the Company under this Article III.

Section 3.1 Organization and Good Standing.

(a) The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own, operate and lease its Assets and to carry on the Business in the places and in the manner as presently conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each other jurisdiction where the character of the Assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b) Without limiting Section 3.1(a), Schedule 3.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors. The Company has delivered or made available to Buyer true, complete and correct copies of its certificate of incorporation and bylaws, each as amended through the date of this Agreement (the “Charter Documents”). The minute books of the Company are true, complete and correct in all material respects.

Section 3.2 Power; Authorization; Validity.

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger and the other the transactions contemplated by this Agreement. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated by this Agreement or thereby, have been duly and validly approved and authorized by the Company’s board of directors and the stockholders of the Company.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority or any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of or notice to any Person required to be obtained or given in order to keep any Company Contract in effect following the Merger or to provide that the Company is not in breach or violation of any such Company Contract following the Merger), except for the receipt of the Stockholder Approval and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware.

(c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company, as applicable, shall be, assuming the due execution and delivery thereof by the other parties thereto, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d) Board Approval. The board of directors of the Company has, at a meeting duly called and held, by a unanimous vote of directors, or by a unanimous written consent in lieu thereof: (i) approved this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company’s stockholders; (iii) resolved to recommend to the Company’s stockholders the approval of the principal terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and (iv) directed that this Agreement be submitted to the Company’s stockholders for their approval. The board of directors of the Company has taken all necessary action, if any to permit the Company to comply with the terms and conditions of this Agreement in a manner consistent with the terms of the Company Option Plan.

(e) Stockholder Approval. The Stockholder Approval is the only vote or approval of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement, approve the principal terms of the Merger and consummate the transactions contemplated by this Agreement.

Section 3.3 No Conflicts. The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and thereby will not (with or without notice or lapse of time):

(a) conflict with or result in a breach or violation of any of the Charter Documents or any resolution of the board of directors or stockholders of the Company;

(b) conflict with, result in a default, modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a benefit or the imposition of an obligation under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any (i) Company Contract or (ii) Permit which the Company holds or by which any of its properties, rights or Assets are bound;

(c) result in the creation or imposition of any Lien on any Company Capital Stock, the Business or any Asset;

(d) result in termination or any loss or impairment of, or require any consent, waiver, approval or other authorization in connection with, any Asset;

(e) violate any Law to which the Company or any of its Assets, or the Business, are subject or bound;

(f) result in a breach or violation of, default under, or the triggering of any payment or other obligations pursuant to, any Company Benefit Plan or Company Benefit Arrangement or any grant or award under any of the same;

(g) violate the Company’s Privacy Statement (defined below); or

(h) result in any Employee Transaction Related Expenses that will not be paid in full on or before the Closing Date.

Section 3.4 Capitalization.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which 8,012,733 shares are issued and outstanding. The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder are set forth on Schedule 3.4(a) of the Company Disclosure Schedule. No shares of Company Capital Stock are issued or outstanding that are not set forth on Schedule 3.4(a) of the Company Disclosure Schedule. The Company holds no treasury shares. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with Law. There is no Liability for dividends accrued and unpaid by the Company. The Company has never registered any securities pursuant to the Securities Act, or has never been subject to the reporting requirements, or required to register, under the Exchange Act.

(b) Options, Warrants and Rights. The Company has reserved an aggregate of 2,000,000 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options). A total of 1,358,418 shares of Company Common Stock are subject to outstanding Company Options and no shares of Company Common Stock are subject to outstanding Company warrants, in each case as of the date of this Agreement. Schedule 3.4(b) of the Company Disclosure Schedule sets forth for each Company Option (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, and (iv) the extent any such Company Option is vested. All Company Options were granted under the Company Option Plan. True, complete and correct copies of each Company Option and the Company Option Plan have been delivered or made available by the Company to Buyer. All issued and outstanding Company Options have been duly authorized and validly issued and granted in compliance with all requirements of Law and applicable Contracts. Except as set forth in Schedule 3.4(b) of the Company Disclosure Schedule, there are no outstanding warrants or other rights to purchase any shares of Company Capital Stock as of the date of this Agreement.

(c) No Other Rights. Except for Company Options, pursuant to the Charter Documents or any Contract to which the Company is a party or of which the Company has Knowledge and as set forth on Schedule 3.4(c), there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except as set forth in Schedule 3.4(c) of the Company Disclosure Schedule, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company created by the Charter Documents or any Contract to which the Company is a party or of which the Company has Knowledge.

(d) Spreadsheet. When delivered at the Closing, the Spreadsheet attached to the Consideration Certificate will accurately set forth as of immediately prior to the Effective Time, (i) the number and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder, (ii) the number and kind of shares of Company Capital Stock issuable upon exercise of outstanding Company Options held by each holder thereof, including the exercise price per share in effect for each Company Option and (iii) the principal amount, accrued interest and number of Company Convertible Note Shares issuable as of immediately prior to the Effective Time to each holder of Company Convertible Notes. As of immediately prior to the Effective Time, except for Company Options that will terminate as of the Effective Time and the Company Convertible Notes set forth on Exhibit B, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

Section 3.5 Subsidiaries. Except as set forth on Schedule 3.5 of the Company Disclosure Schedule, the Company does not have and has never had any Subsidiaries, predecessors-in-interest, or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of the Company.

Section 3.6 Complete Copies of Materials. The Company has delivered to Buyer true, complete and correct copies (or with respect to oral agreements, written summaries of the same) of each Contract and other document that has been requested by Buyer or its agents in connection with this Agreement or that is referred to in the Company Disclosure Schedule.

Section 3.7 Financial Statements. Schedule 3.7 of the Company Disclosure Schedule contains a true, complete and correct copy of the Company Financial Statements. Each Company Financial Statement (including the notes thereto) has been prepared from the Books and Records and in accordance with the Income Tax Basis of Accounting, and fairly presents the financial condition of the Company as of the dates, and for the periods, indicated thereon. For the avoidance of doubt and without limiting any other representation or warranty made with respect to the Company Financial Statements, the Company Balance Sheet and statements of income, retained earnings and cash flows for the year ended on the date of the Company Balance Sheet has been prepared in accordance with the Income Tax Basis of Accounting and the Closing Balance Sheet will be prepared in accordance with GAAP, except as otherwise noted therein and disclosed on Schedule 3.7 of the Company Disclosure Schedule. Since December 31, 2015, except as described in the Company Financial Statements and disclosed on Schedule 3.7 of the Company Disclosure Schedule, there have been no material changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of the Company’s properties or assets. Schedule 3.7 of the Company Disclosure Schedule contains a complete list of all Company Indebtedness and identifies for each item of Company Indebtedness the outstanding principal and accrued but unpaid interest as of the date of this Agreement. The Company has delivered to Buyer true, complete and correct copies of all management letters, if any, relating to any audit or review of the financial statements or books of the Company. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with tax basis accounting or any other criteria applicable to such statements, and (2) to maintain accountability for Assets. The Company has reported to Buyer in writing any fraud of which the Company has Knowledge, whether or not material, that involves management or other employees who have a significant role in the Internal Controls of the Company.

Section 3.8 Liabilities and Obligations. The Company is not liable for or subject to any Liability except for (a) those Liabilities reflected on the Company Balance Sheet and not previously paid or discharged, (b) those Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business, consistent with past practice, which do not exceed $50,000 in the aggregate, (c) those Liabilities that are required to be and have been disclosed pursuant to any representation or warranty of the Company set forth in this Article III, (d) Liabilities that are not required to be disclosed on the Company Balance Sheet pursuant to GAAP, and (e) Liabilities disclosed pursuant to the Consideration Certificate. Except for the Employee Transaction Related Expenses the execution, delivery and performance of this Agreement and the transactions and other agreements and instruments contemplated by this Agreement do not create a Liability under any “change of control” provision of any Company Contract.

Section 3.9 Accounts and Notes Receivable. All of the accounts and notes receivable of the Company (collectively, the “Accounts Receivable”) are reflected on the Company Financial Statements and on the Books and Records and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, consistent with past practice. No portion of the Accounts Receivable is required or expected to be paid to any Person other than the Company. The Accounts Receivable are current and, to the Company’s Knowledge, collectible net of any reserves specifically applicable thereto shown on the Company Balance Sheet. There is no contest, claim or right of set-off, other than rebates and returns in the ordinary course of business, consistent with past practice, under any Contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.10 Permits. The Company owns or holds all permits, licenses, franchises, security clearances, consents, orders, waivers, approvals and other authorizations of or from, and has properly submitted all registrations, notifications, declarations and filings with, any Governmental Authority (collectively, the “Permits”) that are material to the Company or otherwise necessary or required for the ownership of the Assets or the operation of the Business (collectively, the “Material Permits”). Schedule 3.10 of the Company Disclosure Schedule sets forth a complete and accurate list of each Material Permit as of the date of this Agreement. All fees required to be paid in connection with the Material Permits have been paid. The Material Permits are valid, subsisting and in good standing, and, to the Knowledge of the Company, no Governmental Authority intends to modify, cancel, suspend, terminate or not renew any Material Permit. The Company has not received any notice or other communication from any Governmental Authority regarding any failure to comply with any requirement, standard, criteria or condition of any Material Permit. No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any of the Material Permits. The Company has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits. Following the Closing, Buyer will have the right to own and operate, without any material restrictions or expense, the Company, the Business and the Assets in the same manner as the same were owned and operated prior to the Closing, and, immediately following the Closing, Buyer and the Company will enjoy the same rights, benefits and privileges under the Material Permits as were enjoyed by the Company immediately prior to the Closing. The Company has delivered to Buyer true, complete and correct copies of all Material Permits.

Section 3.11 Environmental Matters.

(a) The Company has been and is in compliance with all applicable laws, statutes, ordinances, codes, orders, decisions, judgments, permits, approvals, rules, regulations or governmental requirements relating to: (i) protection, preservation or cleanup of the environment or natural resources; (ii) chemical substances, pollutants, or toxic, hazardous or deleterious materials, wastes or agents, including without limitation petroleum or any fraction thereof, asbestos-containing materials, and polychlorinated biphenyls (collectively, “Hazardous Material”); and (iii) health and safety (items (i), (ii) and (iii), collectively, “Environmental Laws”), and to the Knowledge of the Company, no material expenditures are or will be required in order to comply with Environmental Laws.

(b) No action, suit, claim, litigation, arbitration, proceeding of any nature is pending, or to the Knowledge of the Company, threatened, against the Company, pursuant to Environmental Laws or relating to Hazardous Material.

(c) To the Company’s Knowledge, there are no conditions or circumstances, including without limitation the release or presence of, or exposure to, any Hazardous Material, reasonably anticipated to result in liabilities to the Company or any of its subsidiaries pursuant to Environmental Laws, and the Company has not received a notice of potential liability pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any similar state or local Environmental Law.

Section 3.12 Title to Properties. The Company has good, valid, insurable and marketable title to, a valid leasehold interest in, or the legal right to use, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company (other than Intellectual Property, which is covered in Section 3.24 hereof), including all Real Property (the “Assets”), free and clear of all Liens (other than Permitted Liens). The tangible Assets constitute all of the tangible assets necessary for the conduct of the Business substantially in the same manner as presently conducted and are sufficient for the continued operation of the Business. All tangible Assets used or held for use in the Business have been maintained in a reasonably prudent manner and, taken as a whole, are in good operating condition and repair, ordinary wear and tear excepted and are reflected on the Company Balance Sheet. All tangible personal property owned or leased by the Company is located on the Real Property.

Section 3.13 Real Property. The Company does not own any Real Property. Schedule 3.13 of the Company Disclosure Schedule lists each of the real properties leased by the Company (the “Leased Premises”), the name of the lessor, the date of the lease or sublease, and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. Company has a valid and existing leasehold interest in all of the Leased Premises. The Leased Premises are leased to the Company pursuant to written leases, which have previously been made available to Buyer (the “Lease Agreements”). The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of Company to the continued use and possession of the Real Property for the conduct of business as currently conducted.

Section 3.14 Privacy. A privacy statement regarding the Company’s collection, retention, use and disclosure of the personal information of individuals that access or use the Company Websites (the “Privacy Statement”) is posted at all times on the Company Websites. The Privacy Statement, including all prior versions thereof and accurate information regarding their effective dates, has been provided to Buyer. The Privacy Statement is accurate and consistent with the Company’s actual practices with respect to the security, collection, retention, use and disclosure of personal information. The Company (a) is in compliance with the Privacy Statement; (b) is in compliance with all applicable privacy Law, including, but not limited to, the California Online Privacy Protection Act; (c) is in compliance with all applicable payment network rules regarding personal information and data security; (d) has implemented and maintains technological, administrative, and procedural measures and physical safeguards reasonably designed to protect personal information against loss, theft and unauthorized access or disclosure; (e) has implemented and maintains a comprehensive written information security program, a copy of which has been provided to Buyer; and (f) has not, to the Company’s Knowledge, experienced any security breaches or instances in which personal information was compromised. To the Company’s Knowledge, it does not knowingly collect information from, or provide services directed at or intended to be attractive to, children under the age of 13. Except as set forth in the Privacy Statement and permitted by applicable Law, the Company has never sold, rented, disclosed or otherwise made available any personal information of individuals that access or use the Company Websites to third parties. Except as set forth in the Privacy Statement or required by applicable Law, the Company is not restricted in its collection, use or disclosure of personal information. The Company has never received any, and to the Knowledge of the Company, there are no, claims, notices or complaints regarding the Company’s information practices or the collection, use, disclosure or retention of any personal information. The Company has accurately described its use of cookies, web beacons and other online tracking technologies in the Privacy Statement.

Section 3.15 Significant Customers and Suppliers.

(a) Each (i) customer that individually accounted for more than 5% of the Company’s gross revenues during calendar years 2014 and 2015 (each a “Significant Customer”) and (ii) each supplier that individually accounted for more the 5% of the Company’s inventory expense (cost of purchasing gift cards) during calendar years 2014 and 2015 (each a “Significant Supplier”), is set forth on Schedule 3.15(a) of the Company Disclosure Schedule, together with such Significant Customer’s and Significant Supplier’s percentage of gross revenue or inventory for each such year, as applicable.

(b) As of the date hereof, (i) no Significant Customer and (ii) no Significant Supplier, has canceled or otherwise terminated, or, to the Knowledge of Company, made any threat to the Company to cancel or otherwise terminate its relationship with the Company, and to the Knowledge of Company, no such supplier or customer has indicated orally or in writing that it intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not breached any agreement with a Significant Supplier or Significant Seller, or engaged in any fraudulent conduct with respect to any customer or supplier of the Company.

Section 3.16 Material Contracts and Commitments. Schedule 3.16(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of:

(a) each Contract to which the Company is a party or by which the Business, the Company or any of the Assets are bound (each a “Company Contract”) that may give rise to obligations, Liabilities, revenues or benefits exceeding $50,000;

(b) any dealer, distributor, sales representative or similar Contract under which any third party is authorized by the Company to sell, sublicense, lease, distribute, market or take orders for any Company Products;

(c) (c) any Company Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any Company Product, excluding Open Source Materials and Shrink-wrap Agreements;

(d) each Company Contract with (i) any current or former officer or director of the Company, (ii) any Affiliate of any such Person, or (iii) any Affiliate of the Company, or in which such Person directly or indirectly has an interest (whether as a party or otherwise) except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Option Plan;

(e) each Company Contract evidencing Company Indebtedness, including any loan or credit agreement, promissory note, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement, currency exchange, commodities or other hedging arrangement (including all guaranties issued by any Company Stockholder relating to the Company);

(f) each Company Contract for the disposition of any significant portion of the Assets or Business (other than sales of products in the ordinary course of business, consistent with past practice);

(g) any Company Contract pursuant to which the Company has acquired, or is obligated to acquire, a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise (other than purchases of inventory or components in the ordinary course of business, consistent with past practice);

(h) each Company Contract which contains any non-solicitation, non-competition, exclusivity or similar obligations binding the Company or which otherwise prohibits the Company from entering into any line of business, or from freely providing services or supplying Customer Offerings to any customer or potential customer, or in any part of the world;

(i) each Company Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any Customer Offerings or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(j) each Company Contract in which the Company has agreed, for a specified or unlimited period of time, to maintain a facility in a certain geographic area, to maintain a certain number of employees, to invest or expend a certain monetary amount, or to accept any other similar affirmative obligation with respect to the operation of its business;

(k) any Company Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other Person;

(l) each Company Contract with any Governmental Authority;

(m) each Company Contract with current employees, officers, or directors providing for any retention bonus, indemnification or severance payments or benefits;

(n) any Company Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(o) any Company Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of the Company Capital Stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such Company Capital Stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Option Plan;

(p) any Company Contract of guarantee, support, indemnification (other than indemnification provided in license agreements entered into by the Company in the ordinary course of its business consistent with past practices), assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(q) any Company Contract that involves the sharing of profits with other Persons or the payment of royalties to any other Person, other than non-exclusive software licenses entered into in the ordinary course of business consistent with past practices;

(r) any Company Contract containing any support, maintenance or service obligations on the part of the Company that has been entered into outside of the ordinary course of business;

(s) any Company Contract that relates to any interest rate or currency, swap, cap, collar or other derivative or hedging arrangement;

(t) each Company contract that contains any confidentiality obligations binding on the Company, other than any contract with a customer, supplier, employee, consultant or partner entered into in the ordinary course of business; and

(u) each Nexus Certificate issued by the Company.

Any and all Company Contracts described by the foregoing clauses (a) through (u), together with those listed on in Schedule 3.16(a) of the Company Disclosure Schedule, are collectively referred to as the “Material Contracts.” A true, complete and correct copy of each Company Contract, including any amendments thereto, required by these clauses (a) through (u) of this Section 3.16 to be listed in Schedule 3.16(a) of the Company Disclosure Schedule has been delivered or made available to Buyer. All Material Contracts to which the Company is a party are in written form.

Section 3.17 No Default; No Restrictions.

(a) Each of the Material Contracts is valid and binding on, and enforceable against, the Company in accordance with its terms. The Company is performing all of the obligations required to be performed by it (except with respect to obligations contemplated by the terms thereof to be performed in the future) and is entitled to all of the benefits under, and to the Knowledge of the Company, is not alleged to be in default in respect of, any Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would or would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has received no written or, to the Knowledge of the Company, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract. The Company has no Liability for renegotiation of government contracts or subcontracts. Since January 1, 2014, there has not been any renegotiation of, or attempt to renegotiate, any Material Contract. All Material Contracts were negotiated at arm’s length.

(b) The Company is not a party to, and to the Knowledge of the Company, no Asset is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Effective Time, will restrict or prohibit the Surviving Corporation or Company, from freely engaging in the Business anywhere in the world (including any judgments, injunctions, orders or decrees restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

Section 3.18 Governmental Consents. Except as set forth on Schedule 3.18 of the Company Disclosure Schedule (the “Governmental Consents”), no consent, waiver, approval, order or authorization of or from, or registration, notification, declaration or filing with, any Governmental

Authority is necessary or advisable in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company or any Company Holder of the transactions contemplated herein except where the failure to obtain any such consent, waiver, approval, order or authorization or to make any such registration, notification, declaration or filing, individually or in the aggregate, are not and could not reasonably be expected to be material.

Section 3.19 Company Websites. The websites, urls and domain names comprising the Company Websites are all of the websites, urls and domain names used by the Company in the Business as presently conducted.

Section 3.20 Insurance. Schedule 3.20 of the Company Disclosure Schedule sets forth an accurate list of all insurance policies carried by the Company, the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past five policy years. The Company has delivered to Buyer true, complete and correct copies of all such insurance policies. With respect to each such insurance policy: (a) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect; (b) the Company is not in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, after notice or lapse of time, or both, would constitute a breach or default or permit termination or modification, under such policy; and (c) such policy is occurrence based. All premiums payable under all such policies have been paid. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business and comply with all applicable Laws. To the Knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any such policies.

Section 3.21 Labor Matters.

(a) Schedule 3.21(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all employees of the Company, (ii) all officers and directors of the Company, (iii) all employment agreements to which the Company is bound with current employees (other than offer letters providing for at-will employment on the Company’s standard form), and (iv) the current annual compensation (and the portions thereof attributable to salary, bonus and other compensation respectively) of each officer, director and employee of the Company as of the date of this Agreement. Any accruals for incentive bonuses to employees of the Company for the current or prior fiscal year are accurately reflected on the Company Financial Statements and will be accurately reflected on the Closing Balance Sheet. Schedule 3.21(a) of the Company Disclosure Schedule also shows totals, for each employee of the Company, for (x) accrued but unused vacation and sick leave and (y) accrued but unpaid incentive bonuses.

(b) Neither the Company, nor any of its predecessors has materially breached or violated any (i) Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act of 1986, as amended, and occupational safety and health requirements, or (ii) employment agreement to which the Company is a party, including any agreement related to compensation, bonuses, commissions or benefits; and no claims, controversies, investigations, audits or suits are pending against the Company or, to the Knowledge of the Company, threatened against the Company with respect to such Laws or agreements, either by private individuals or by Governmental Authorities. All employees of the Company who are employed in the United States are employed on an at-will basis.

(c) The Company is not, and has never, engaged in any unfair labor practice, has not been the subject of any unfair labor practice complaint, and there is no pending complaint of unfair labor practices against the Company or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.

(d) The Company is not a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement or information or consultation agreement; the Company has complied with any respective obligations to inform, consult with and/or obtain consent under any such arrangement or from any such entity or covered employee about the transactions contemplated by this Agreement. No labor unions or other organizations have represented or, to the Knowledge of the Company, purported or attempted to represent any employee of the Company. To the Knowledge of the Company, since 2010, no employee of the Company has attempted to organize a labor union or other organization to represent any employee of the Company. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Company is currently ongoing or, to the Knowledge of the Company, has been threatened since 2009.

(e) The Company has not caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), affecting any site of employment or one or more operating units within any site of employment of the Company or (ii) a mass layoff as defined in the WARN Act, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of the Company will have suffered an employment loss as defined in the WARN Act within the 90 day period ending on the Closing Date. All costs and expenses related in any way to the termination of employment (for any reason or no reason, and whether initiated by the Company or the employee) of any employee of the Company prior to the Closing, whether such costs and expenses have been incurred or are to be incurred in the future, shall be (unless fully paid and discharged prior to the Closing Date) reflected in full as Liabilities on the Closing Balance Sheet.

(f) All current and former employees of the Company have entered into confidentiality and assignment of inventions agreements in favor of the Company that remain in effect, the forms of which have been provided to the Buyer. To the Knowledge of the Company, no employee of the Company is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. None of the Key Employees have given notice to the Company that such Key Employee intends to terminate his or her employment with the Company.

(g) Schedule 3.21(g) of the Company Disclosure Schedule lists all employees of the Company in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by the Company in the United States are citizens or permanent residents. Schedule 3.21(g) of the Company Disclosure Schedule lists all expatriate Contracts that the Company has in effect with any employee and all employment Contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each employee of the Company working in a country other than one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

(h) The Company has no employees working outside the United States.

Section 3.22 Employee Benefit Plans.

(a) Definitions.

(i) “Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

(ii) “Benefit Plan” has the meaning given in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (A) otherwise exempt from ERISA by that or another section, (B) maintained outside the United States or (C) individually negotiated or applicable only to one person.

(iii) “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any current or future Liability (whether actual, contingent, with respect to any of its Assets or otherwise), in each case with respect to any present or former directors, employees, officers, agents or service providers of the Company.

(iv) “Company Benefit Plan” means any Benefit Plan for which the Company is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan the Company maintains or has previously maintained or to which it is obligated to make payments or has or may have any Liability, in each case with respect to any present or former employees of the Company, and any Qualified Plan that was terminated since January 1, 1997.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

(vi) “ERISA Affiliate” means any Person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(vii) “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

(viii) “Qualified Plan” means any Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code, including any previously terminated plan.

(b) Schedule 3.22(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Benefit Plans and Company Benefit Arrangements.

(c) With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(i) The Company has delivered or made available to Buyer true, complete and correct copies of the following documents with respect to each Company Benefit Plan and material Company Benefit Arrangement, to the extent applicable: (A) all plan or arrangement documents, and the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (B) the most recent Form 5500 or other comparable documents and any attached financial statements and those for the three years preceding the date of this Agreement and any related actuarial reports; (C) summary plan descriptions, summaries of material modifications and any prospectuses that describe the Company Benefit Plans or Company Benefit Arrangements; (D) all written reports received within the three years preceding the date of this Agreement by any domestic or foreign governmental agencies, third-party administrators, actuaries, or investment managers; (E) all written reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code since the date that is three years preceding the date of this Agreement; (F) all notices the IRS, Department of Labor or any other domestic or foreign governmental agency or entity issued to the Company within the three years preceding the date of this Agreement; and (G) employee manuals or handbooks containing personnel or employee relations policies.

(ii) The Company has never sponsored or maintained or had any Liability with respect to a Qualified Plan. Each Company Benefit Plan and each Company Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and with all applicable provisions of domestic and foreign Laws, including federal and state securities Laws and any reporting and disclosure requirements; with respect to each Company Benefit Plan, no transactions prohibited by Section 4975 of the Code or Section 406 of ERISA and no breaches of fiduciary duty described in Section 404 of ERISA have occurred; the Company has fiduciary Liability insurance of at least $3 million in effect covering the fiduciaries of the Company’ plans and arrangements with respect to whom the Company could have Liability; no current or former asset of a Company Benefit Plan has been any security issued by the Company or any ERISA Affiliate; and no act or omission has occurred and no condition exists with respect to any Benefit Plan or Benefit Arrangement that could reasonably be expected to subject the Company to (A) any material fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code or (B) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Benefit Plan or Benefit Arrangement.

(iii) Neither the Company nor any ERISA Affiliate of the Company has ever maintained, sponsored or been required to contribute or had any Liability with respect to any plan subject to Title IV of ERISA.

(iv) Except as set forth in Schedule 3.22(c)(iv) of the Company Disclosure Schedule, each Company Benefit Plan and Company Benefit Arrangement is amendable and terminable unilaterally by the Company (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Benefit Plan, Company Benefit Arrangement, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such plans or arrangements. The investment vehicles used to fund the Company Benefit Plans and Company Benefit Arrangements may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

(v) There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Company Benefit Plans or Company Benefit Arrangements (including any such claim or lawsuit against any fiduciary of any such Company Benefit Plan or Company Benefit Arrangement) and, to the Knowledge of the Company, none are threatened. No Company Benefit Plan or Company Benefit Arrangement is or has been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity (including the IRS and the Department of Labor).

(vi) No Benefit Plan or Benefit Arrangement contains any provision or is subject to any Law that, as a result of the transactions contemplated by this Agreement or upon employment termination following such transaction, would (A) increase, accelerate or vest any benefit, (B) require severance, termination or retention payments, (C) provide any term of employment or compensation guaranty, (D) trigger any Liability (including any obligation to provide a Tax gross-up), (E) forgive any indebtedness, or (F) measure any values of benefits on the basis of any of the transactions contemplated by this Agreement. No stockholder, equity owner, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement.

(vii) The Company has paid all amounts it is required to pay as contributions to the Company Benefit Plans and Company Benefit Arrangements as of the date of this Agreement; all benefits accrued under any unfunded Company Benefit Plan or Company Benefit Arrangement will have been paid, accrued or otherwise adequately reserved in accordance with GAAP (as set forth on the Closing Balance Sheet), as of the date of the Closing Balance Sheet; the assets of each Company Benefit Plan that is funded are reported at their fair market value on the books and records of such Company Benefit Plan; and no Company Benefit Plan that is subject to Part 4 of Title I of ERISA has assets that include securities issued by the Company or any ERISA Affiliate.

(viii) All group health plans of the Company and their ERISA Affiliates comply in all material respects with the requirements of Part 6 of Title I of ERISA (“COBRA”), Section 5000 of the Code, the Health Insurance Portability and Accountability Act and any other comparable domestic or foreign Laws; the Company does not provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code; the Company has no Liability under or with respect to COBRA for its own actions or omissions or those of any predecessor (or any other Person for whose conduct it is or may be responsible) other than to provide health care continuation coverage to qualified beneficiaries; and no employee or director, or former employee or director (or beneficiary of any of the foregoing) of the Company is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable Law or the terms of the Qualified Plan requires and there have been no written or oral commitments inconsistent with the foregoing.

(ix) The Company has no Benefit Plan or Benefit Arrangement covering any Company employee, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States.

(x) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since its inception in material compliance with then applicable guidance under Section 409A of the Code.

(xi) Schedule 3.22(c) of the Company Disclosure Schedule contains the most recent quarterly listing of workers’ compensation claims and a schedule of workers’ compensation claims of the Company since the date that is three years preceding the date of this Agreement.

Section 3.23 Compliance with Law.

(a) The Company and its predecessors (and any other Person for whose conduct the Company or its predecessors are or may be responsible) have complied with all applicable Law, and the

Company is in compliance with all applicable Law. Without limiting the generality of the foregoing, the Company is in compliance, to the extent applicable, with the Bank Secrecy Act and its implementing regulations, state money services Law, state and federal gift card Law, state unclaimed property Law, and the NACHA Operating Rules and Guidelines and other payment system rules.

(b) The Company has not received any notice or other communication, written or oral, from any Governmental Authority alleging or investigating noncompliance with any Law. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information pending or, to the Knowledge of the Company, threatened against the Company and the Company has no Liability for failure to comply with any Law. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such Liability for failure to comply with any Law. There have not been any false statements or omissions or other violation of any Law by the Company in its prior product development efforts, or submissions or reports to any Governmental Authority that could reasonably be expected to require investigation, corrective action or enforcement action. To the Knowledge of the Company, there are no administrative, civil or criminal proceedings relating to the Company or any employee of or consultant or contractor to the Company. The Company has not conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by any director, officer or employee of the Company.

Section 3.24 Litigation. There are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Business or any of its Assets, or any current or former officer, director, employee, consultant, agent or stockholder of the Company with respect to the Company, the Business or any Asset, or seeking to prevent or delay the transactions contemplated pursuant to this Agreement, and no notice of any claim, action, suit, proceeding, governmental investigation or inquiry involving or relating to the Company, the Business or any Asset, whether pending or threatened, has been received by the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against the Company, the Business or any Asset. The Company has no claim, action, suit, proceeding, arbitration or investigation pending against any Governmental Authority or other Person.

Section 3.25 Intellectual Property.

(a) Except as set forth in Schedule 3.25(a):

(i) Each item of Company Owned Intellectual Property is free and clear of any encumbrances, other than Permitted Liens.

(ii) The Company is the sole owner of all right, title and interest in or is the exclusive licensee of all Company Owned Intellectual Property.

(iii) The Company has not transferred ownership of any right, title or interest in, or authorized the retention of any rights to use, any Company Owned Intellectual Property or any Intellectual Property Rights therein or thereto, other than the rights to use Company Products contained in non-exclusive customer licenses entered into in the ordinary course of business consistent with prior practices.

(iv) The Company has not granted any exclusive licenses under any Company Owned Intellectual Property or any Intellectual Property Rights therein or thereto and no other Person has the exclusive right to bring infringement actions with respect to, or otherwise enforce rights with respect to, any Company Owned Intellectual Property.

(v) There are no Persons to whom Company has delivered copies of the source code to any Company Owned Intellectual Property, whether under an escrow arrangement or otherwise, or Persons who have the right to receive such source code.

(b) Schedule 3.25(b) of the Company Disclosure Schedule contains an accurate and complete list of all Registered Intellectual Property along with the jurisdiction in which each such item of Registered Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier, including without limitation all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof; all trademark registrations and pending trademark registration applications; all copyright registrations and pending copyright registration applications; and all domain name registrations and pending domain name registrations.

(i) All registrations and applications of the Registered Intellectual Property are owned exclusively by Company and Company has the sole right to file, prosecute and maintain all applications and registrations with respect to the Registered Intellectual Property.

(ii) All registrations and applications of the Registered Intellectual Property are valid, subsisting and, except with respect to applications, enforceable. None of the Registered Intellectual Property has expired or been cancelled or abandoned. All necessary documents and certificates in connection with the Registered Intellectual Property have been timely and duly filed with the relevant patent, copyright, trademark or other authorities, as the case may be, for the purposes of prosecuting and maintaining and avoiding abandonment of the Registered Intellectual Property. All application, renewal, maintenance and annual fees, costs, charges and Taxes required for the maintenance and prosecution of the Registered Intellectual Property have been duly paid on time. All fees paid during prosecution and after issuance of any patent or patent application comprising the Registered Intellectual Property have been paid in the correct entity status amounts.

(iii) Company has taken all other actions required to maintain the effectiveness of the applications and registrations associated with the Registered Intellectual Property. There have been no interferences, reissue, re-examination, invalidity, revocation or opposition proceeding brought or threatened involving any of the Registered Intellectual Property and, to the Company’s Knowledge, no third party has a reason to object to or oppose any such application or registration.

(iv) The Company has not received notice of any pending or threatened action before any governmental authority challenging the use, ownership, or the validity, enforceability or registerability of any of the Company Owned Intellectual Property

(v) There are no actions that must be taken by the Company within 90 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property other than as set forth in Schedule 3.25(b) of the Company Disclosure Schedule.

(c) Schedule 3.25(c) of the Company Disclosure Schedule contains an accurate and complete list of all Company Products and identifies, for each such Company Product, whether or not the Company provides support or maintenance for such Company Product.

(d) Schedule 3.25(d) of the Company Disclosure Schedule sets forth material unregistered trademarks, service marks, trade names and logos owned by the Company and used by the Company in the operation of its business, including without limitation the marketing sale, distribution, or other provision of the Company Products.

(e) All of Company’s rights in and to the Company Proprietary Rights, including any item thereof and Intellectual Property Rights therein and thereto, is and will be fully transferable, assignable and licensable by or between Company or Buyer without restriction and without payment of any kind to any third party, excluding the impact of any contracts or agreements to which Buyer is a party which would have such restriction.

(f) The Company owns or has valid and sufficient rights to use all Intellectual Property and Intellectual Property Rights used or held for use by the Company. All Company Licensed Intellectual Property has been validly licensed pursuant to contracts currently in force and the Company is not subject to any restrictions, except for restrictions set forth in the inbound licenses listed in Schedule 3.25(e).25(f) of the Company Disclosure Schedule and restrictions set forth in Shrink-wrap Agreements. The Company Proprietary Rights constitute all Intellectual Property and Intellectual Property Rights necessary for the business as operated prior to the Closing Date and currently planned by Company to be operated immediately after the Closing Date. No Person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements and other modifications, in each case, made by the Company in the corresponding Intellectual Property. The Company has not granted any other person the right to make modifications or improvements to the Company Owned Intellectual Property which modifications or improvements were not promptly assigned to Company.

(g) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership or other rights of the Company in any Company Proprietary Rights.

(h) The consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any Material Contract respecting any Company Proprietary Rights.

(i) The operation of the business of the Company as it has been and is conducted (including without limitation the design, development, sale, distribution, use, hosting, performance, installation, integration, repair, license or provision of the Company Products) has not and does not infringe or misappropriate any Intellectual Property or Intellectual Property Rights of any Person, violate the rights of any Person (including without limitation rights to publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company currently conducts its business, nor is there, to the Company’s Knowledge, any claim challenging the ownership, validity or effectiveness of any of the Company Proprietary Rights (nor to the Knowledge of the Company is there any basis therefor).

(j) There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Proprietary Rights under which there is any material dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder; neither the Company, nor to the Knowledge of Company, the other party(ies), is in breach of any such contracts, licenses or agreements and there are no pending claims challenging or questioning the validity or effectiveness of any license or agreement relating to any Company Licensed Intellectual Property.

(k) No Person (including any employee or former employee of Company), to the Knowledge of the Company is infringing, misusing or misappropriating any material Company Proprietary Rights.

(l) No Company Owned Intellectual Property or Company Product is subject to any proceeding, lawsuit or action or outstanding decree, order, judgment, agreement, covenant not to sue, settlement, consent or stipulation that restricts in any manner the manufacture, use, sale, transfer, assertion or licensing by the Company of Company Owned Intellectual Property or any Company Product or requires the future payment of any royalties or other amounts.

(m) The Company has not entered into any agreement or offered to indemnify any other Person against any charge of infringement with respect to any Company Products or Company Proprietary Rights outside of indemnity granted in form agreements entered into in the normal course of business, copies of which have been provided or make available to Buyer’s counsel.

(n) The Merger will not result in the granting by Buyer of any Intellectual Property or Intellectual Property Rights of Buyer to any Person, excluding the impact of any contracts or agreements to which Buyer is a party which would have such effect.

(o) Company has taken commercially reasonable actions (including without limitation, entering into written confidentiality and non-disclosure agreements with subcontractors, employees, licensees and customers) to maintain the confidentiality of the Company Proprietary Rights. To the Knowledge of the Company, there has been no misappropriation of any Company Proprietary Rights by any Person. To the Knowledge of the Company, (i) no employee, independent contractor or agent of Company has misappropriated material trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Company, and (ii) no employee, independent contractor or agent of Company is in material default or breach of any material term of any non-disclosure agreement, assignment of invention agreement or similar Contract pertaining to the protection, ownership, development, use or transfer of the Company Proprietary Rights.

(p) Except as set forth in Schedule 3.25(p) Company is not subject to any covenant not to compete or any Contract limiting its ability to transact business in any market, field or geographical area or with any Person or prohibiting or impairing any acquisition of property (tangible or intangible) by the Company.

(q) All current and former employees, officers, directors, consultants and contractors of the Company who contribute or have contributed to the creation or development of any Intellectual Property or Intellectual Property Rights used or held for use in the operation of the Business have executed written instruments with the Company assigning all rights, title and interest in and to any such contributions to the Company in the Company’s standard forms which have been made available to the Buyer. No current or former employee, officer, director, consultant or independent contractor has any right in, right to receive payment or remuneration for, or interest in or with respect to, any such contributions, in each case except for payments in the ordinary course in connection with their employment. In each case in which the Company has acquired (or purported to acquire) any Intellectual Property or Intellectual Property Rights from any other Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property or Intellectual Property Rights (including the right to seek future damages with respect thereto) to the Company.

(r) Schedule 3.25(r) of the Company Disclosure Schedule lists Open Source Materials incorporated in or combined or linked with the software owned or purported to be owned by the

Company or contained in the Company Products (“Proprietary Software”), and describes the general manner in which such Open Source Materials were used and whether the Open Source Materials were modified by Company. “Open Source Materials” means all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), Affero General Public License (AGPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License). Except as set forth on Schedule Section 3.25(r) of the Company Disclosure Schedule, Company has not incorporated Open Source Materials into, or combined Open Source Materials with the Proprietary Software. Company has not (i) distributed Open Source Materials in conjunction with the distribution of any Proprietary Software, or (ii) used Open Source Materials in a manner that creates obligations for Company with respect to Proprietary Software, or grants to any third party, any rights or immunities under Company Owned Intellectual Property or Proprietary Software, including without limitation, using any Open Source Materials in a manner that requires, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge. Company is in compliance with the terms of all contracts governing Open Source Materials used or held for use in the business.

(s) The Company complies in all respects with the applicable terms of use, and other applicable terms and conditions governing its use of social media websites (e.g., Facebook, YouTube, Twitter) and other web based services used by the Company.

(t) Company Products (i) substantially perform in accordance with all applicable published specifications and other published materials regarding the functionality and performance characteristics of the software, free of any programming errors materially and adversely affecting its functionality; (ii) do not contain any clock, timer, counter, or other limiting or disabling code, design, routine or any virus, Trojan horse, or other disabling or disruptive codes or commands that would cause the software to be made inoperable or otherwise rendered incapable of performing in accordance with its performance warranties and specifications and descriptions or otherwise limit or restrict the Company’s or any Person’s ability to use the software after a specific or random number of years or copies, and (iii) does not contain any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, the software or systems operating in conjunction therewith.

(u) The Company has not engaged in any “black hat” techniques for search engine results optimization, meaning techniques that do not comply with search engine guidelines, including, without limitation, the following practices: (1) link farming, meaning using websites that the Company or a stockholder owns or controls to secure links to the Company websites; (2) cloaking, meaning deliberately showing different content to search engines and human users to influence the Company’s search ranking or the content displayed within search results; (3) doorway pages (similar to cloaking), meaning having a webpage that ranks for a phrase where the end user is then re-directed to a substantially different webpage (provided, that this technique is not a 301 webpage re-direct); (4) hidden text, meaning using text on a website that is not meant to be read, but is for search engines; (5) selling links or using disguised exchanges or otherwise accepting anything of value for a link from the Company’s websites to another website; (6) website tools spam, including, without limitation, offering a website hit counter with a link back to a Company website; (7) purchasing paid links, including, without limitation, purchasing links through networks; (8) cookie stuffing, meaning the placing of a cookie into a consumer’s browser without the consumer engaging in the action required by the applicable affiliate network to place the cookie or multiple cookies at once; (9) obfuscating links, meaning hiding the presence of links on pages within such website from a search engine; and (10) using automated mechanisms or human labor to manipulate web search behavioral metrics (such as click-through-rate from a search result, “bounce rate,” or “time on site”) that may be observed by a search engine, to benefit the Company’s own search rankings or harm competitors.

(v) The Company has delivered to the Buyer accurate data relating to the Company’s use of any pay per click campaigns during 2014 and 2015. Except as set forth on Section 3.25(v) of the Company Disclosure Schedule, Company has not engaged in the following pay per click tactics: (i) bidding on third party trademarks as keywords, and (ii) using trademarks or terms confusingly similar to trademarks in the URL of a landing page or in any advertising copy.

(w) The Company has not engaged in any false or illegal advertising tactics.

Section 3.26 Books and Records.

(a) The Company has made and kept business records, financial books and records, accounts, logs of orders and purchases, lists of suppliers, customers, specifications and technical data (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect the activities of the Company and describe the Business in all material respects, and which the Company has given Buyer access to or provided copies of as requested by Buyer. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.

(b) The Books and Records and (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

Section 3.27 Taxes.

(a) Tax Returns and Audits.

(i) The Company and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member (A) have properly completed and timely filed all Tax Returns required to be filed by them or on their behalf, (B) have timely paid all material Taxes required to be paid by them for which payment was due (whether or not shown on any Tax Return), (C) have established an adequate accrual or reserve for the payment of all Unpaid Tax Obligations payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) and will establish an adequate accrual or reserve for the payment of all Unpaid Tax Obligations payable by the Company in respect of the periods or portion thereof through the Closing Date, (D) have made (or will make on a timely basis) all estimated Tax payments required to be made, and (E) have no Liability for Unpaid Tax Obligations in excess of the amount so paid or accruals or reserves so established. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all respects, and the Company has provided or made available to Buyer true, complete and correct copies of such Tax Returns.

(ii) No deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents in their capacity as such.

(iii) The Company has not received any notification from the IRS or any other taxing authority regarding any issues that (A) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (B)

have been raised by the IRS or other taxing agency or authority and not yet finally resolved. No Tax Return of the Company is under audit by the IRS or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities or adequate reserves therefore have been established and are reflected in the Company Balance Sheet. The Company has not requested or received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(iv) No Liens for Taxes are currently in effect against any of the assets of the Company other than Liens that arise by operation of Law for Taxes not yet due and payable. There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes or Tax Returns nor has the Company agreed to any extension of time for filing any Tax Return that has not been filed. The Company has not consented to extend to a date later than the Closing Date the period in which any Tax may be assessed or collected by any taxing agency or authority. No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of the Company.

(v) The Company has not paid, and has not been required to pay pursuant to any Law, any Taxes to any foreign Governmental Authorities.

(vi) The Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture as of the date of this Agreement, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and the Company has no Knowledge that such elections were not validly made and filed with the IRS in a timely fashion.

(vii) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax Laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Law), (D) any installment sale or open transaction made on or prior to the Closing date, (E) any prepaid amount received on or prior to the Closing Date, or (F) an election under Section 108(i) of the Code.

(viii) Schedule 3.27(a)(viii) of the Company Disclosure Schedule lists the periods for which the Tax Returns required to be filed by the Company have been examined by the IRS or other appropriate taxing authority. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company Financial Statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, other than those heretofore paid or provided for in the Company Financial Statements.

(ix) Schedule 3.27(a)(ix) of the Company Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis. No Governmental Authority in any state, territory or jurisdiction where the Company does not file Tax Returns has made, or could reasonably make in good faith, a claim that the Company is required to file Tax Returns in such state, territory or jurisdiction.

(x) Notwithstanding anything herein to the contrary, no representations are made concerning the amounts of or Buyer’s or the Company’s ability to utilize or otherwise benefit from Company net operating losses, capital losses, deductions, Tax credits and other similar items of the Company.

(b) Withholding. All persons who have performed services for the Company while classified as independent contractors have been properly so classified. All Forms W-2 and 1099 required have been properly completed and timely filed. The Company has complied (and until the Closing Date will comply) with all Law relating to the payment and withholding of Taxes (including without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Law (including without limitation, the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding Laws), including but not limited to foreign, U.S. federal and state income Taxes, and has timely filed all withholding Tax Returns.

(c) Special Tax Status and Indemnification Obligations.

(i) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement and the Company has no Liability or potential Liability to another party under any such agreement, in each case other than ordinary commercial agreements the primary purpose of which is not the sharing, indemnifying or allocating of any Tax.

(ii) The Company is not now, and has never been, a member of a consolidated, combined, unitary or aggregate group (other than a group the common parent of which is the Company). The Company has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise.

(iii) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(iv) The Company is not now, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

(d) No Tax Shelters and Reportable Transactions. The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a reportable transaction, as set forth in Treasury Regulations Section 1.6011-4(b).

(e) Nonqualified Deferred Compensation.

(i) Except as set forth in Schedule 3.27(e) of the Company Disclosure Schedule, the Company is not a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through December 31, 2008, and in compliance with the Treasury Regulations promulgated under Section 409A from January 1, 2009 through the date of this Agreement. No payment pursuant to any arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder), including, without limitation, the grant, vesting or exercise of any stock option, would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

(ii) All Company Options have been appropriately authorized by the Company’s board of directors or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the Company Option exercise price and the substantive option terms. No Company Option has been retroactively granted, or the exercise price of any Company Option determined retroactively. No Company Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such Company Option or right was granted, as determined by the board of directors of the Company either in good faith (within the meaning of United States Treasury Regulation §1.421-1(c)) for purposes of incentive stock option grants or using a reasonable application of a reasonable valuation method (within the meaning of Section 409A of the Code and the Guidance) for purposes of other stock option grants, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of such Company Option or rights, or (iii) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(f) There is no Company Contract, Benefit Plan or Benefit Arrangement covering any individual that, by itself or collectively, could give rise to any parachute payment subject to Section 280G of the Code, nor has the Company made any such payment, and the consummation of the Closing will not obligate the Company or any other entity to make any parachute payment subject to Section 280G of the Code. The Company has delivered or made available to Buyer the information necessary to accurately calculate the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

Section 3.28 Absence of Changes. Since the Balance Sheet Date, the Company has operated the Business in the ordinary course, consistent with its past practices, and there has not been any:

(a) change, occurrence or omission that by itself or together with other changes, occurrences and omissions has had, or would reasonably be expected to have, a Material Adverse Effect;

(b) amendment or change in its certificate of incorporation or bylaws;

(c) incurrence, creation or assumption of (i) any Lien on any of the Assets or properties, other than Permitted Liens (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e) payment or discharge of any Lien on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Closing Balance Sheet, incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $20,000 for any single Liability to a particular creditor or which constituted Merger Expenses;

(f) purchase, license, sale, grant, assignment or other disposition or transfer by the Company, or any Contract or arrangement for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of the Assets (including Company Property Rights and other intangible Assets), properties or goodwill other than the sale or non-exclusive license of, or agreement or other arrangement to sell or license on non-exclusive basis, the Customer Offerings or the Company’s services in the ordinary course of business consistent with past practices;

(g) damage, destruction or loss of any material Asset, whether or not covered by insurance;

(h) declaration, setting aside or payment of any dividend by the Company on, or the making by the Company of any other distribution in respect of any Company Capital Stock, or any split, combination or recapitalization of Company Capital Stock or any direct or indirect redemption, purchase or other acquisition of any Company Capital Stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding equity securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(i) change or increase in the compensation payable or to become payable by the Company to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made by the Company to or with any of such officers, directors, employees or agents (in each case, other than in the ordinary course of business);

(j) change in position with respect to its executive team, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(k) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Material Contract (or any other right or obligation) other than in the ordinary course of business consistent with past practices, any default by it under such Material Contract (or other right or obligation), or any written or, to the Knowledge of the Company, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Material Contract (or other right or obligation);

(n) material change in the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers (other than in the ordinary course of business);

(o) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $20,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(p) any change in accounting methods or practices of the Company (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its Assets;

(q) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

(r) any entry into, any Contract to do any of the things described in the preceding clause (a) through clause (q) (other than negotiations and agreements with Company and its representatives regarding the transactions contemplated by this Agreement);

(s) making or changing of any Tax election, adoption of any accounting or Tax accounting method, change in any accounting or Tax accounting method, filing of any Tax Return or any amendment to a Tax Return, entering into any closing agreement, settlement of any Tax claim or assessment or consent to any Tax claim or assessment; and

(t) any agreement by the Company or any officer or employee thereof not previously disclosed to Buyer to do any of the things described in the preceding clause (a) through clause (t) (other than negotiations with Buyer and its representatives regarding the transactions contemplated pursuant to this Agreement).

Section 3.29 Bank Accounts; Powers of Attorney. Schedule 3.29 of the Company Disclosure Schedule sets forth a true, complete and correct list of all bank accounts, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto. Schedule 3.29 of the Company Disclosure Schedule also sets forth the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power. All such power of attorney or similar authority will be revoked as of the Effective Time. Other than the Persons listed in Schedule 3.29 of the Company Disclosure Schedule, no Person holds any power of attorney or similar authority from the Company. Each checking account maintained by the Company has a balance equal to or in excess of the aggregate amount of all outstanding checks, electronic funds transfers, wires or other withdrawals against such checking account as of the Closing Date.

Section 3.30 Merger Expenses. Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, either the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Schedule 3.30 of the Company Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Schedule 3.30 of the Company Disclosure Schedule, there are no Merger Expenses.

Section 3.31 Unlawful Payments. Neither any of the Company, nor any of its predecessors (or any other Person for whose conduct any of them are or may be responsible), nor, to the Company’s Knowledge any director, officer, employee, stockholder, agent or representative of the Company, or any of its predecessors (or any other Person for whose conduct any of them are or may be responsible) has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for the Company or the Business or to secure Contracts, (ii) to pay for favorable treatment for the Company or the Business or for Contracts secured, (iii) to obtain special concessions for the Company or the Business or for special concessions already obtained, or (iv) in violation of any legal requirement, (b) established or maintained any fund or asset that has not been recorded in the Books and Records or (c) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.32 Absence of Claims; Business Relationships With Affiliates; Related Party Transactions.

(a) Neither any Company Holder nor any of its Affiliates, nor any other Affiliate of the Company, owns any asset, property or right, tangible or intangible, used by the Company, has any claim or cause of action against the Company or is owed any payment or other obligation by the Company.

(b) The Company has not been and is not a party to any Contract, transaction, arrangement or course of dealing with any Related Party.

(c) The Company has not, and has never been deemed to have for purposes of any Law, (i) acquired or have the use of property for proceeds greater than the fair market value thereof, (ii) received services or have the use of property for other consideration than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate, in each case from any person with whom it does not deal at arm’s length within the meaning of applicable taxation acts. The Company has not, and has never been deemed to have for purposes of any Law, (i) disposed of its property for proceeds less than the fair market value thereof, (ii) performed services for other consideration than the fair market value thereof or (iii) paid interest or any other amount other than at a fair market value rate, in each case to any person with whom it does not deal at arms’ length within the meaning of applicable taxation acts.

Section 3.33 Security. The Company has implemented and maintained, consistent with the Company’s obligations to third parties, commercially reasonable security and other measures designed to protect computers, networks, software and systems used by the Company to store, process or transmit Company Owned Intellectual Property from unauthorized access, use or modification.

Section 3.34 Disclosure. This Agreement, the Company Disclosure Schedule and all other written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements, writings and other information furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated by this Agreement, are complete and accurate in all material respects.

No statement of the Company herein or in the Company Disclosure Schedule contains any untrue statement of a material fact, in light of the circumstances under which it was made, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

To induce the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer and Merger Sub represent and warrant to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Power, Authorization and Validity.

(a) Power and Authority. Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements and to consummate the Merger and all other transactions contemplated by this Agreement or thereby. The Merger and the execution, delivery and performance by Buyer of this Agreement, each of the Buyer Ancillary Agreements and all other agreements, transactions and actions contemplated by this Agreement or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated by this Agreement or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b) No Consents. No material consent, approval, order or authorization of, or registration, declaration or filing with, or material notice to, (i) any Governmental Authority, or (ii) any other Person, governmental or otherwise, is necessary or required to be made or obtained by Buyer or Merger Sub to enable Buyer and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Buyer Ancillary Agreements and each of the Merger Sub Ancillary Agreements, as applicable, or to consummate the Merger, except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, if any, that if not made or obtained by Buyer or Merger Sub would not be material to Buyer’s or Merger Sub’s ability to consummate the Merger and to perform their respective obligations under this Agreement, the Buyer Ancillary Agreements and the Merger Sub Ancillary Agreements.

(c) Enforceability. This Agreement has been duly executed and delivered by Buyer and Merger Sub. This Agreement and each of the Buyer Ancillary Agreements are, or when executed by Buyer shall be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. This Agreement is a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d) Sufficient Funds. Each of Buyer and Merger Sub have and will have sufficient funds available as and when needed to enable it to pay the Merger Consideration and its obligations under Article VI.

ARTICLE V

COVENANTS

Section 5.1 Cooperation in Litigation. In the event that a claim is asserted by a third party against Buyer or any of its Affiliates (including, after the Closing, the Company) with respect to the Business, the Company or any of the transactions contemplated by this Agreement, the Representative and each Company Holder agrees to cooperate with Buyer in the defense of such claim. The Representative shall reasonably consult with Buyer regarding the defense of any proceeding or litigation against the Company relating to any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 5.1 shall obligate the Representative to take any action that it reasonably deems to be, or could be, detrimental to the Company Holders or its respective ability to defend against claim arising out of or resulting from this Agreement or the transactions contemplated hereby.

Section 5.2 Further Assurances. From time to time after the Closing Date, upon the request of any party, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement; provided, however, that none of the parties hereto shall be required to pay any further consideration or amounts therefor. Without limiting the foregoing, if, at any time after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Buyer shall be fully authorized (in the name of Merger Sub or in the name of the Company) to take such action.

Section 5.3 Tax Matters.

(a) Tax Returns; Payment of Taxes. Buyer shall prepare or cause to be prepared in a manner consistent with past practices, except as otherwise required by applicable Law, and cause to be timely filed (taking into account all applicable extensions) all Tax Returns of the Company for (A) all Taxable periods ending on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date, and (B) any Taxable period that includes but does not end on the Closing Date (“Straddle Periods”). In the case of any such Tax Return that reports any liability for Taxes for which the Company Holders could have an obligation to indemnify under this Agreement, not later than 30 days prior to the due date for filing any such Tax Return (taking into account all applicable extensions), Buyer shall deliver or cause to be delivered a copy of such Tax Return to the Representative for its review and approval. Buyer will not file any other Tax Returns, including any amended Tax Returns for a Pre-Closing Tax Period that reports any liability for Taxes for which the Company Holders would have an obligation to indemnify under this Agreement without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Buyer’s failure to comply with any requirements in Section 5.3(a) shall not alter the indemnification obligations of any party to this Agreement, except to the extent the Company Holders are actually prejudiced by such failure.

(b) Cooperation in Tax Matters. The Representative and Buyer shall cooperate fully in connection with the filing of Tax Returns of the Company and any audit, litigation, dispute or other proceeding with respect to Taxes (a “Tax Proceeding”) of the Company. Such cooperation shall include the provision of records and information with respect to the Company which are in the possession of any Representative or any other officer of the Company and are reasonably relevant to any such Tax Proceeding. Without limiting the foregoing, the Representative will cooperate and use commercially reasonable efforts to have the now-current officers, directors and employees of the Company cooperate with Buyer in furnishing information, evidence, testimony and other assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date. The Representative agrees to transfer to Buyer on or as soon as practicable after the Closing Date (but in no event later than five Business Days after the Closing Date) all books and records with respect to Tax matters pertinent to the Company that are in the Representative’s possession or subject to the Representative’s direct or indirect control; provided, however, that the Representative may retain a copy of any such books and records relating to the Company Holder’s Taxes. The Representative further agrees, upon Buyer’s request, to use the Representative’s commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement). Buyer shall cause the Company to provide access to the Representative at any reasonable time and from time to time, at the business location at which the books and records are maintained after the Closing Date, to such Tax data of the Company for Taxable periods (or portions thereof) beginning before the Closing Date as the Representative may from time to time reasonably request. Buyer shall furnish, and request the independent accountants and legal counsel of Buyer and the Company to furnish, to the Representative such additional Tax and other information and documents in the possession of such persons relating to Taxable periods of the Company (or portions thereof) beginning before the Closing Date as the Representative may from time to time reasonably request.

(c) Tax Adjustments. The parties agree to treat any amount paid pursuant to this Section 5.3 and Article VI as an adjustment to the aggregate Merger Consideration for federal Tax purposes, unless otherwise required by Law.

(d) Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer or similar Tax imposed by states or subdivisions) shall be borne fifty percent (50%) by Buyer, and fifty percent (50%) by the Company Holders, severally but not jointly. Buyer shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable Law, the Representative will join in the execution of any such Tax Returns and other documentation.

(e) Tax Claim. If, subsequent to the Closing, any of Buyer, the Company or the Representative receives notice of a claim by any Tax authority that, if successful, could reasonably be expected to result in an indemnity payment hereunder, or any other claim related to a Pre-Closing Tax Period of the Company which could affect the Tax liabilities of either the Company or Buyer for any taxable period (each, a “Tax Claim”), then within 15 Business Days after receipt of such notice, Buyer, the Company, and each of the Company’s subsidiaries or the Representative, as the case may be, will give written notice of such Tax Claim to the other parties. Buyer will control the conduct and resolution of any Tax Claim, but the Representative will be entitled to participate in the conduct and resolution of such Tax Claim using counsel of its choice, at its sole expense. Buyer may not settle any such Tax Claim without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Each party will bear its own costs incurred in participating in any proceeding relating to any Tax Claim. For the avoidance of doubt, this Section 5.3(e) will apply to all third-party claims related to Taxes that may result in an indemnification obligation of the Company Holders pursuant to this Section 5.3(e). Buyer’s failure to comply with any requirements in Section 5.3(e) shall not alter the indemnification obligations of any party to this Agreement, except to the extent the Company Holders are actually prejudiced by such failure.

(f) Tax Refunds. The Company Holders shall be entitled to any Tax refund or Tax reduction, including interest paid therewith, in respect of Taxes paid by the Company with respect to any taxable year or period (or portion thereof) that ends on or before the Closing Date, to the extent any such Tax refund or Tax reduction is actually received or realized by Buyer or the Surviving Corporation, or any of their subsidiaries. Buyer shall forward or pay such Tax refund or Tax reduction actually received or realized to the Representative for the benefit of the Company Holders, net of any direct out-of-pocket costs attributable to receipt of such Tax refund or Tax reduction, within thirty (30) days after receipt or entitlement thereto.

Section 5.4 Cause Conditions to be Satisfied. Subject to the other terms of this Agreement, the Company, the Representative and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law and in accordance with the terms of this Agreement to consummate and make effective the transactions contemplated by this Agreement.

Section 5.5 Employment and Benefit Arrangements.

(a) All employees of the Company who accept employment offers made by Buyer or who continue their employment with the Company after the Effective Time (each a “Continuing Employee”) may, in the discretion of Buyer, continue in the Benefit Plans and Benefit Arrangements or become eligible for the employee benefit plans and arrangements of Buyer or its Affiliates (each such plan, a “Buyer Employee Plan”) on substantially the same terms as such Buyer Employee Plans are generally offered from time to time to similarly situated employees of Buyer and its Affiliates.

(b) For purposes of any Buyer Employee Plan, each Continuing Employee shall receive credit for service with the Company or its Affiliates prior to the Closing Date (except where doing so would cause a duplication of benefits), to the extent such service is reflected in records provided to Buyer, for eligibility to participate and vesting under the Buyer Employee Plan (but such service credit shall not be provided for benefit accrual purposes, except for calculation of the amount of any severance payments, vacation, sick and paid time off).

(c) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Benefit Plan, Benefit Arrangement or Buyer Employee Plan; (ii) prevent the amendment or termination of any Benefit Plan, Benefit Arrangement or Buyer Employee Plan; (iii) limit the right of the Company or its Affiliates to terminate the employment of any employee at any time; or (iv) confer upon any other Person, including without limitation, any current or former director, officer or employee of the Company any rights or remedies of any nature whatsoever under or by reason of this Section 5.5.

Section 5.6 Confidentiality. The parties agree that the Mutual Non-Disclosure Agreement dated December 23, 2015 by and between Buyer and the Company shall terminate automatically and without any further action by any party as of the Effective Time. From and after the date hereof and for a period of five years thereafter, Representative and each Company Holder shall and shall cause their respective Affiliates and representatives to keep confidential all information regarding Buyer, the Company and the Surviving Corporation, this Agreement and each Buyer Ancillary Agreement and Company Ancillary Agreement, and the terms of this Agreement and each Buyer Ancillary Agreement and Company Ancillary Agreement, except to the extent required by applicable law or for financial reporting purposes and except that the Company Holders may disclose such information to their respective employees, accountants, advisors, limited partners and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract or duty to keep such information confidential that is no less restrictive than the confidentiality obligation set forth herein).

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by the Company Holders. From and after the Effective Time, subject to the limitations set forth in Section 6.3, each Company Holder shall (without any right of contribution, indemnification, reimbursement or comparable right against or from the Company or the Surviving Corporation) severally, and not jointly, indemnify and hold harmless Buyer, each of its Subsidiaries, and each of their respective Affiliates, and each such foregoing Person’s officers, directors, control persons, employees, representatives, agents (including, after the Closing, the Company) (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any Adverse Consequences suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a) any breach of any representation or warranty of the Company set forth in this Agreement or in any certificate of the Company required to be delivered at Closing pursuant to Section 2.3(e), and any Third Party Claim alleging facts that, if true, would constitute such a breach;

(b) any breach by the Company of any covenant or agreement set forth in this Agreement or any Company Ancillary Agreement prior to the Closing;

(c) any (i) Company Indebtedness as of the Closing exceeding such Company Indebtedness identified in the Consideration Certificate, (ii) the Indemnifiable Merger Expenses, (iii) Employee Transaction Related Expenses exceeding such Employee Transaction Related Expenses identified in the Consideration Certificate, (iv) Employee Obligations as of the Closing exceeding such Employee Obligations identified in the Consideration Certificate, or (v) Unpaid Tax Obligations as of the Closing exceeding such Unpaid Tax Obligations identified in the Consideration Certificate;

(d) any inaccuracies in the Spreadsheet;

(e) any payments paid or owed by the Surviving Corporation with respect to or in connection with any Dissenting Shares to the extent that the aggregate amount of such payments, together with the aggregate amount of all Adverse Consequences with respect thereto, exceeds the consideration that otherwise would have been payable pursuant to Article II upon the exchange of the Dissenting Shares if such former stockholders had not exercised their dissenter’s rights;

(f) without duplication with Section 6.1(c), any Taxes of the Company, and any Liability for Taxes under Section 1.1502-6 of the Treasury Regulations or under any comparable or similar provision of state, local or foreign Law, as a transferee or successor, or pursuant to any contractual obligation, attributable to any Pre-Closing Tax Period except to the extent (i) there is an accrual or reserve for such Taxes on the Closing Balance Sheet, (ii) such Taxes have reduced Closing Net Working Capital, (iii) any Tax liability arises as a result of any election made or other action taken by or on behalf of the Company after the Effective Time, and (iv) Buyer’s portion of the Taxes under Section 5.3(d); and

(g) any claim by (i) any current or former Company Holder, or any Affiliate, trustee or beneficiary of any Company Holder, based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director or current or former Company Holder occurring prior to the Closing, whether or not in connection with this Agreement or the transactions contemplated by this Agreement or (ii) any officer, director or current or former Company Holder to indemnification or contribution by the Company with respect to acts occurring on or prior to the Closing.

Section 6.2 General Indemnification by Buyer. Buyer covenants and agrees to indemnify, defend, protect and hold harmless each Company Holder and each Company Holder’s Affiliates and each of their respective officers, directors, employees, agents, assigns and successors (collectively, the “Seller Indemnified Parties”) from and against any Adverse Consequences suffered, sustained, incurred or paid by any Seller Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a) any breach or inaccuracy of any representation or warranty of Buyer set forth in this Agreement, the Buyer Disclosure Schedule, any Buyer Ancillary Agreement or any Merger Sub Ancillary Agreement and any Third Party Claim alleging facts that, if true, would constitute such breach or inaccuracy; and

(b) any nonfulfillment or breach by Buyer or Merger Sub of any covenant or agreement of Buyer or Merger Sub set forth in this Agreement, the Buyer Disclosure Schedule, any Buyer Ancillary Agreement or any Merger Sub Ancillary Agreement.

Section 6.3 Limitations on Indemnification Obligations.

(a) Except as otherwise set forth in this Section 6.3, there shall be no Liability of any Company Holder for indemnification under Section 6.1(a) unless the aggregate amount of Adverse Consequences thereunder exceeds $100,000 (the “Indemnity Threshold”), at which time the Company Holders will be liable with respect to the full amount of the Adverse Consequences, including those that comprised the Indemnity Threshold amount.

(b) The indemnification obligations of the Company Holders under Section 6.1(a) for breaches and inaccuracies of representations and warranties other than the Company Fundamental Representations shall be limited to the Escrow Fund.

(c) The indemnification obligations of the Company Holders under Section 6.1(a) for Third Party Claims alleging facts that, if true, would constitute an indemnifiable claim shall be limited to the Escrow Fund.

(d) The indemnification obligations of the Company Holders under Section 7.1(a) for breaches related to Section 3.14 (Privacy) or Section 3.25 (Intellectual Property) shall be limited to recovery (A) first from the Escrow Fund and thereafter (B)(1) if the aggregate of all unresolved or unsatisfied Adverse Consequences set forth in all Claims Notices delivered to the Representative prior to the Escrow Claim Period Expiration Date exceeds the then-existing Escrow Fund or (2) after the Escrow Claim Period Expiration Date, directly from each Indemnifying Party, according to such Company Holder’s Participation Percentage of such Adverse Consequences, in each case only to the extent such

Adverse Consequences exceed amounts retained in the Escrow Fund in respect to unresolved Claims applicable to such breaches or inaccuracies, up to an aggregate amount equal to twenty-five percent (25%) the Merger Consideration (inclusive of amounts withdrawn from the Escrow Fund) paid to the Company Holders pursuant to Sections 2.1(c), (d) and (e).

(e) The indemnification obligations of the Company Holders under (i) under Section 6.1(a) for breaches related to Sections 3.1 (Organization; Good Standing), 3.2 (Power, Authority and Validity), 3.4 (Capitalization) or 3.27 (Taxes), and (ii) Section 6.1(b) through Section 6.1(g), shall be limited to recovery (A) first from the Escrow Fund and thereafter (B)(1) if the aggregate of all unresolved or unsatisfied Adverse Consequences set forth in all Claims Notices delivered to the Representative prior to the Escrow Claim Period Expiration Date exceeds the then-existing Escrow Fund or (2) after the Escrow Claim Period Expiration Date, directly from each Indemnifying Party, according to such Company Holder’s Participation Percentage of such Adverse Consequences, in each case only to the extent such Adverse Consequences exceed amounts retained in the Escrow Fund in respect to unresolved Claims applicable to such breaches or inaccuracies, up to an aggregate amount equal to the Merger Consideration (inclusive of amounts withdrawn from the Escrow Fund) paid to the Company Holders pursuant to Sections 2.1(c), (d) and (e).

(f) Notwithstanding the foregoing, the indemnification obligations of the Company Holders in connection with fraud or willful misrepresentation shall not be limited; provided, however, that no Company Holder shall be liable for any fraud or willful misrepresentation of another Company Holder if such fraud or willful misrepresentation was committed in such other Company Holder’s capacity as a Company Holder. For the avoidance of doubt, all Company Holders shall be liable for claims of fraud and willful misrepresentations of the Company and any of its representatives (made in their capacity as such, without regard to their status as a Company Holder) pursuant to the terms of this Article VII. The Indemnity Threshold shall not apply to indemnification obligations in connection with (i) fraud or willful misrepresentation or (ii) breaches of Company Fundamental Representations.

(g) Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the amount of any indemnifiable Adverse Consequences pursuant to Section 6.1 or Section 6.2 (but for the sake of clarity, not in determining whether or not there has been a breach), each representation, warranty, covenant and agreement made by the Company, Buyer or Merger Sub (whether made herein or in any other document, agreement or instrument delivered in connection with this Agreement or therewith) is deemed to be made without any qualification or limitation as to materiality (including any qualification or limitation made by reference to “material” or a “Material Adverse Effect”) and, without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation, warranty, covenant or agreement for such purposes.

(h) If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of this Agreement or any Schedule, agreement, certificate or other document delivered in connection with this Agreement, a Person asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, and shall be entitled to each and every remedy available pursuant to each and every section or provision pursuant to which such Person elects, at its sole discretion, to assert such claim.

(i) Except as expressly set forth otherwise in this Agreement, the parties hereto agree that, other than for specific performance, (i) the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties for any and all claims against the Indemnifying Parties for Adverse Consequences with respect to this Agreement, and the transactions contemplated hereby, and (ii) all applicable statutes of limitations or other claims periods with respect to claims hereunder and thereunder shall be shortened to the survival periods expressly set forth herein.

(j) Adverse Consequences shall be calculated net of actual recoveries received by Indemnified Parties under insurance policies or from third parties (net of any collection costs and deductibles, and excluding any recoveries from any Tax Authority). If any recoveries of the nature referred to in the preceding sentence are received by an Indemnified Party with respect to any Adverse Consequences after an Indemnifying Party has made an indemnification payment or a payment has been made from the Escrow Fund to such Indemnified Party with respect thereto and receipt of such recoveries prior to such payment would have reduced the amount of such indemnification if received prior to such payment, then such Indemnified Party shall promptly pay the net amount of such recoveries up to the amount of the applicable indemnification payment made by such Indemnifying Party or paid from the Escrow Fund to the Indemnifying Party as directed in writing by the Representative.

Section 6.4 Survival and Expiration of Representations, Warranties and Covenants.

(a) The representations and warranties of Buyer (whether set forth in this Agreement, the Buyer Disclosure Schedule, or any Buyer Ancillary Agreement or Merger Sub Ancillary Agreement) shall survive the Closing and shall expire on the date that is 15 months after the Closing Date, provided, however, that if, at any time prior to the expiration of the applicable survival period set forth above, any Seller Indemnified Party (acting in good faith) delivers to Buyer a Claim Notice alleging any inaccuracy in or breach of any such representation or warranty made by Buyer or Merger Sub, and asserting a Claim for recovery under this Article VI based on such alleged inaccuracy or breach, then the Claim asserted in such Claim Notice shall survive the applicable expiration date until such time as such Claim is fully and finally.

(b) The representations and warranties of the Company or any Company Holder other than the Company Fundamental Representations (whether set forth in this Agreement, the Company Disclosure Schedule, or any Company Ancillary Agreement) shall survive the Closing and shall expire on the date that is 15 months after the Closing Date. The representations and warranties of the Company or any Company Holder contained in Sections 3.14 (Privacy) and 3.23 (Intellectual Property) shall survive the Closing and shall expire on the date three years after the Closing Date. The representations and warranties of the Company or any Company Holder contained in Sections 3.1 (Organization; Good Standing), 3.2 (Power, Authority and Validity), 3.4 (Capitalization) and 3.27 (Taxes) shall survive the Closing and shall expire on the expiration of the applicable federal, state, local or foreign statute of limitations (including extensions) applicable to the underlying claim or, if these is no applicable statute of limitations, the seventh anniversary of the Closing Date.

(c) All covenants and agreements of the parties (whether set forth in this Agreement or any Schedule, agreement, certificate or other document delivered in connection with this Agreement) not fully satisfied or waived prior to the Closing (including the obligations set forth in Sections 6.1 and 6.2) shall survive the Closing, continue in effect and expire in accordance with its terms.

(d) Notwithstanding anything herein to the contrary, any Claims based on a finding of fraud or willful misrepresentation shall not be subject to any limitations under this Section 6.4.

(e) Notwithstanding anything herein to the contrary, (i) if, at any time prior to the expiration of the survival period set forth in this Section 6.4, or other expiration date, if applicable, any Buyer Indemnified Party (acting in good faith) delivers to the Representative a written notice alleging any inaccuracy or misrepresentation in, or breach of, any such representation or warranty made by the Company or any Company Holder, and asserting a Claim for recovery under this Article VI based on such alleged inaccuracy or other breach, then the Claim asserted in such notice shall survive the applicable expiration date until such time as such Claim is fully and finally resolved, and (ii) if, at any time prior to the expiration of the survival period, or other expiration date, if applicable, any Seller Indemnified Party (acting in good faith) delivers to Buyer a written notice alleging any inaccuracy or misrepresentation in, or breach of, any such representation or warranty made by Buyer or Merger Sub, and asserting a Claim for recovery under this Article VI based on such alleged inaccuracy or other breach, then the Claim asserted in such notice shall survive the applicable expiration date until such time as such Claim is fully and finally resolved.

Section 6.5 Indemnification Procedures. The period during which claims for indemnification from the Escrow Fund may be initiated (the “Escrow Claim Period”) will commence on the Closing Date and terminate at 11:59 P.M. on the date that is 15 months after the Closing Date (the “Escrow Claim Period Expiration Date”). All claims for indemnification under this Article VI (“Claims”) shall be asserted and resolved exclusively as follows:

(a) In the event that any Person may be entitled to indemnification hereunder (the “Indemnified Party”) from any Person obligated to provide indemnification pursuant to Section 6.1 or Section 6.2 of this Agreement (the “Indemnifying Party”) or any Claim for which the Indemnifying Party would be liable to the Indemnified Party hereunder has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness deliver a written notice (the “Claim Notice”) to (i) in the case of a Buyer Indemnified Party, the Representative, or (ii) in the case of a Seller Indemnified Party, to Buyer (the Person to whom such notice is to be delivered pursuant to this Section 6.5(a), the “Applicable Recipient”), in each case specifying the nature of such Claim and the amount or the estimated amount thereof. The Indemnified Party’s failure to give reasonably prompt notice to the Applicable Recipient as required by this Section 6.5 of any actual, threatened or possible Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any indemnification obligation which the Indemnifying Party may have to the Indemnified Party, except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party.

(b) If an Indemnified Party delivers a Claim Notice to the Applicable Recipient and the Applicable Recipient does not notify the Indemnified Party within 10 Business Days after delivery of the Claim Notice that the Applicable Recipient disputes such Claim, the amount of such Claim shall be conclusively deemed to be owed to the Indemnified Party hereunder. If the Applicable Recipient makes an objection in writing, the Indemnified Party and the Applicable Recipient shall attempt in good faith for 30 days after delivery of such objection to agree upon the rights of the respective parties with respect to such Claim. If they should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnified Party and the Applicable Recipient. If they cannot agree, either the Indemnified Party or the Applicable Recipient may submit the dispute (each a “Dispute”) for resolution in accordance with Section 7.15 to enforce the provisions of this Article VI against the applicable Indemnifying Party. Notwithstanding the foregoing, if a Buyer Indemnified Party delivers a Claim Notice to the Representative on or prior to the date that is 15 months after the Closing Date, then the procedures set forth in the Escrow Agreement shall apply to such Claim.

(c) Once a Claim has been agreed to by the Applicable Recipient, or is finally adjudicated to be payable pursuant to this Article VI, the indemnification obligations of the Indemnifying Parties shall be satisfied in accordance with this Agreement within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should the Indemnifying Parties’ obligations not be fully satisfied within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. Any amount payable to a Buyer Indemnified Party pursuant to this Article VI shall be satisfied: (i) first, from the Escrow Fund; and (ii) to the extent the amount of the Claim exceeds the amounts available to the Buyer Indemnified Parties in the Escrow Fund, then from the Company Holders (subject to the limitations set forth herein), provided, however, that with respect to the portion of any Claim in excess of the Escrow Fund payable by the Founder, the Buyer shall be entitled, in its sole discretion, to set off any amount so due against any Founder Retention Payment that would otherwise due and payable to Founder subject to the limitations of liability set forth in Section 6.3.

Section 6.6 Defense of Third Party Claims.

(a) If an Indemnified Party receives notice or otherwise obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against an Indemnified Party that may give rise to a Third Party Claim, such Indemnified Party shall deliver to the Applicable Recipient a written notice thereof in accordance with Section 6.5.

(b) The Indemnified Party shall have the right, to be represented by counsel of Indemnified Party’s choice and to defend against, negotiate, settle or otherwise deal with or resolve any Third Party Claim which relates to any Claim indemnified against hereunder, in each case, with the written consent of the Representative; provided, however, that, without the consent of the Representative (which consent shall not be unreasonably conditioned, delayed or withheld), no settlement of any such claim with third-party claimants will be determinative of the amount of Adverse Consequences relating to such matter. If the Representative consents to any such settlement, neither the Representative nor any Indemnifying Party will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) From and after the Closing Date, the Buyer shall provide reasonable cooperation with the Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnified Party is seeking indemnification pursuant to this Article VI that the Representative has elected to control.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of such sums so due and owing to the Indemnified Party in accordance with Article VI hereof.

Section 6.7 Appointment of Representative.

(a) By voting in favor of the adoption of this Agreement and the consummation of the Merger or participating in the Merger and receiving the benefits thereof or by signing the Transmittal Letter, each applicable Company Holder shall be deemed to have approved the designation of and designates the Representative as the representative of such Company Holder and as the attorney-in-fact and agent for and on behalf of each such Company Holder with respect to claims for indemnification under this Article VI and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement and the Escrow Agreement, including the exercise of the power to: (i) receive amounts due from Buyer to any Company Holder under the terms of this Agreement; (ii) give and receive notices and communications to or from Buyer (on behalf of itself of any other Buyer Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated by this Agreement or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (iii) authorize the release or delivery to Buyer of all or a portion of the Escrow Fund in satisfaction of Claims by Buyer or any other Buyer Indemnified Party pursuant to this Article VI (including by not objecting to such claims); (iv) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to Claims by Buyer or any other Buyer Indemnified Party pursuant to this Article VI relating to this Agreement or the Escrow Agreement; (v) agree to, object to, negotiate, resolve, enter into settlements and compromises of, and submit to review by the Neutral Accountant any matters pursuant to Section 2.2(b); (vi) incur any costs and expenses for the account of the Company Holders, manage the payment of such costs and expenses, and make all determinations which may be required or permitted to be taken by the Company Holders under this Agreement or the Escrow Agreement and (vii) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each such Company Holder with respect to the disposition, settlement or other handling of all Claims under this Article VI and all rights or obligations arising under this Article VI, as well as with respect to all rights and obligations arising under Section 2.2(b). Such Company Holders shall be bound by all actions taken and documents executed by the Representative in connection with this Article VI and Section 2.2(b), and Buyer and other Buyer Indemnified Parties shall be entitled to rely on any action or decision of the Representative acting in the Representative’s capacity as such in connection with this Article VI. The Representative shall have the power to enforce the obligations, covenants and agreements of Buyer or Merger Sub under this Agreement and the Escrow Agreement on behalf of the Company Holders.

(b) If the Representative shall die, resign, become disabled or otherwise be unable to fulfill his or her responsibilities hereunder, the holders of a majority in interest of the Escrow Fund then on deposit with the Escrow Agent shall, within 15 Business Days after such death, disability or inability, appoint a successor to the Representative and promptly thereafter notify Buyer of the identity of such successor. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Funds then on deposit with the Escrow Agent upon not less than 10 Business Days prior written notice to Buyer. Any successor to the Representative shall succeed the Representative as Representative hereunder, and all references to the Representative in this Agreement shall be deemed to refer to such successor from and after the appointment thereof. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Company Holders. No bond shall be required of the Representative, and the Representative shall receive no compensation for his or her services. Notices or communications to or from the Representative shall constitute notice to or from each such Company Holder.

(c) The Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing the Representative’s duties and exercising the Representative’s rights hereunder, provided that the Representative shall (i) treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to the Representative’s retained advisors for such matter who agree to treat such information confidentially) and (ii) not have access to materials or information access to which by the Representative could result in the loss of attorney-client privilege by the Company.

(d) Each Company Holder shall indemnify and hold the Representative harmless from and against any loss, damage or deficiencies (except as result from the Representative’s gross negligence or willful misconduct) that the Representative may suffer or incur in connection with any action taken by the Representative. Each Company Holder shall bear its pro rata portion (based on such Company Holder’s Participation Percentage) of such loss, damage or deficiency. The Representative shall not be liable to any Company Holder with respect to any action or omission taken or omitted to be taken by the Representative pursuant to this Section 6.7, except for the Representative’s gross negligence or willful misconduct. The Representative shall not be responsible in any manner whatsoever for any failure or inability of Buyer, the Surviving Corporation, the Escrow Agent or any other Person, to honor any of the provisions of this Agreement or the Escrow Agreement. The Representative shall be fully protected by the Company Holders in acting on and relying upon any written notice, direction, request, waiver, notice, consent, receipt or other paper or document which the Representative in good faith believes to be genuine and to have been signed or presented by the proper party or parties. The Representative shall not be liable to the Company Holders for any error of judgment, or any act done or step taken or omitted by the Representative in good faith or for any mistake in fact or Law, or for anything which the Representative may do or refrain from doing in connection with this Agreement, except for the Representative’s own bad faith, willful misconduct or gross negligence.

(e) The Representative may seek the advice of legal counsel, engage experts or otherwise incur reasonable expenses in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the Escrow Agreement or the Representative’s duties hereunder or thereunder, and they shall incur no Liability to any Company Holder with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel.

(f) The Representative will also be entitled to advances against expenses incurred in connection with his duties hereunder from the Representative Fund, in the judgment and discretion of the Representative, acting reasonably. Representative Expenses will be paid first using amounts on deposit in the Representative Fund, and second out of any amounts that would otherwise be distributed to the Indemnifying Parties out of the Escrow Fund (following the termination of the Escrow Claim Period, the resolution of all Claims and the satisfaction of all claims made by the Indemnified Parties for Adverse Consequences), and third directly by the Indemnifying Parties promptly against presentation of an invoice by the Representative. The Representative is hereby authorized to withdraw all or any portion of the Representative Fund and to withhold, or cause to be withheld and paid to the Representative, amounts that would otherwise be distributed to the Indemnifying Parties out of the Escrow Fund (following the termination of the Escrow Claim Period, the resolution of all Claims and the satisfaction of all claims made by the Indemnified Parties for Adverse Consequences), in each case to pay for any Representative expenses. The Representative Fund shall not be paid to Buyer or any Buyer Indemnified Parties or otherwise serve as a source of recovery for any claims under this Article VI unless approved in writing by the Representative.

ARTICLE VII

GENERAL

Section 7.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, and its successors, heirs and legal representatives; provided, however, that notwithstanding the foregoing, Buyer may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates or any purchaser of, or successor to, the Business or any part thereof; and provided, further that Buyer may assign any or all of its rights, obligations or Liabilities under this Agreement to any party that merges with or acquires all or substantially all of the stock of Buyer or substantially all of the assets of Buyer to which this Agreement relates. Any attempted assignment in violation of the provisions of this Agreement shall be null and void and have no effect.

Section 7.2 Entire Agreement; No Other Representations. This Agreement (which includes the Schedules and the Exhibits hereto) and all other agreements contemplated by this Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter of this Agreement, whether written or oral, are superseded by this Agreement. Each of the schedules (the “Schedules”) and exhibits (the “Exhibits”) to this Agreement is incorporated herein by this reference. There are no promises, representations, warranties or undertakings, with respect to the subject matter hereof (nor any reliance thereon by any party to this Agreement), other than those set forth or referred to herein or in an agreement referred to herein.

Section 7.3 Counterparts; Exchanges by Electronic Delivery. This Agreement may be executed in multiple counterparts, including by electronic delivery of PDF signature pages or via DocuSign, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

Section 7.4 Expenses and Fees. Each party shall pay and be solely responsible for all of the fees, expenses and disbursements of such party and their agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated by this Agreement, including negotiation, legal, travel and due diligence expenses.

Section 7.5 Specific Performance; Remedies. The Company and Representative acknowledge and agree that Buyer and Merger Sub will be irreparably harmed and that there will be no adequate remedy at Law for any violation by Company or Representative of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to the remedies set forth in Article VI, Buyer and Merger Sub shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the Company’s and Representative’s covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 7.6 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by e-mail or facsimile (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, as follows:

If to Buyer to:

RetailMeNot, Inc.

Attn: General Counsel

301 Congress Avenue, Suite 700

Austin, Texas 78701

(512) 777-2970 (phone)

(512) 777-2870 (fax)

with a required copy to:

DLA Piper LLP (US)

Attn: Samer M. Zabaneh

401 Congress Avenue, Suite 2500

Austin, Texas 78701

(512) 457-7126 (phone)

(512) 721-2226 (fax)

If to the Company (prior to the Closing) to:

GiftcardZen Inc

Attention: Aaron Dragushan

45 West Jefferson Street, Floor 7

Phoenix, Arizona 85003

(928) 525-6499 (phone)

with a required copy to:

Kastner Huggins Reddien Gravelle LLP

Attn: Evan Kastner

801 West 5th Street, #105

Austin, Texas 78701

(512) 505-0800 (phone)

(512) 628-3420 (fax)

If to the Representative to:

Aaron Dragushan

c/o Kastner Huggins Reddien Gravelle LLP

801 West 5th Street, #105

Austin, Texas 78701

(512) 505-0800 (phone)

(512) 628-3420 (fax)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (a) as of the date so delivered, e-mailed or facsimiled, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (c) three Business Days after it is sent by registered or certified mail, and (d) if given by any other means, shall be deemed given only when actually received by the addressee.

Section 7.7 Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law rules. Any dispute, claim or controversy seeking (a) to enforce an arbitration ruling rendered pursuant to Section 7.15, or (b) specific performance or other equitable relief pursuant to Section 7.5 shall be subject to the non-exclusive jurisdiction of the courts of the State of Texas (the “Applicable Courts”). The parties hereby consent to the jurisdiction of the above designated courts and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of the State of Delaware. By executing and delivering this Agreement and subject in all cases to the Escrow Agreement and Section 2.2(b)(iii), or Section 6.5, the parties irrevocably (a) accept generally and unconditionally the jurisdiction and venue of the Applicable Courts (and each appellate court located in the State of Texas) in connection with any such action or proceeding; and (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the Applicable Courts. The parties hereby further irrevocably waive and agree not to plead or claim in any such court that such party is not subject personally to the jurisdiction of such court, that such action or proceeding brought in any such court has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED BY THIS AGREEMENT. Notwithstanding anything to the contrary in this Section 7.7, for the avoidance of doubt the parties agree that this Section 7.7 shall not impact or interfere with the provisions of Section 6.5 of this Agreement.

Section 7.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

Section 7.9 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create or confer any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any party hereto or any other Person, except for the provisions of Article VI with respect to Buyer Indemnified Parties and the Seller Indemnified Parties only following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, no Company Holder shall be deemed a third party beneficiary of this Agreement, and if Closing occurs, then from and after the Effective Time, the rights of the Company Holders under this Agreement shall only be enforceable by the Representative on behalf of the Company Holders in its sole and absolute discretion (and not directly by any such Company Holder).

Section 7.10 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of each of the parties and shall not be construed for or against any party hereto.

Section 7.11 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the Tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such Tax consequences.

Section 7.12 Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.13 Public Disclosure. Except for a press release approved by Buyer at, prior to or after the Closing, or as required by applicable Law, neither of the Company, the Representative nor any of the Company Holders shall, directly or indirectly, make any disclosure or issue or make any public statement or communication, or permit any of their Affiliates, brokers, finders, legal counsel, financial advisors, investment bankers or accountants to do the same (whether or not in response to an inquiry) on the subject matter of this Agreement unless previously approved by Buyer in writing.

Section 7.14 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles,” “Sections, “Schedules” and “Exhibits” shall be deemed to be references to Articles and Sections of and Schedules and Exhibits to this Agreement unless the context shall otherwise require. Unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meanings ascribed to such terms in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion. All references to amounts denominated in dollars means U.S. dollars, except where specifically noted otherwise. Whenever any payment hereunder is to be paid in “cash,” payment shall be made by wire transfer of immediately available U.S. dollars. In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 7.15 Arbitration. Any dispute arising out of, relating to, or in connection with this Agreement shall be submitted to mandatory, final and binding arbitration before J.A.M.S. or its successor (“J.A.M.S.”) pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and any such arbitration shall be conducted in Austin, Texas. If J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” shall thereafter mean and refer to the American Arbitration Association (“AAA”). Either Buyer or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and delivering a copy of such demand to the other party to this Agreement in accordance with Section 7.6. The arbitration shall be conducted in accordance with the provisions of J.A.M.S.’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 7.15. The decision of the arbitrator shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Other than as expressly set forth in Article VI, the applicable statutes of limitation and/or other time-based defenses shall be available to the parties, and applicable to disputes between the parties, as if this were an action filed in a court of competent jurisdiction. The parties shall cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. Notwithstanding anything to the contrary herein, either party may seek injunctive relief in a court of competent jurisdiction to prevent irreparable harm from occurring prior to the selection of the arbitrator. The parties covenant that they shall participate in the arbitration in good faith. The arbitrator may award the prevailing party its costs, fees and expenses, including attorneys’ fees incurred in connection with the arbitration, provided that in any proceeding under Article VI for Adverse Consequences, Buyer shall be deemed to be the prevailing party if the arbitrator awards Buyer one-half or more of the amount in dispute; otherwise, Company Holders shall be deemed to be the prevailing party. The provisions of this Section 7.15 and judgment upon the award rendered by the arbitrator may be enforced by any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

BUYER:	RETAILMENOT, INC.

	By:	/s/ G. Cotter Cunningham
Name: G. Cotter Cunningham
Title: Chief Executive Officer and President

MERGER SUB:	PROJECT ZEN ACQUISITION CORP.

	By:	/s/ G. Cotter Cunningham
Name: G. Cotter Cunningham
Title: President

COMPANY:	GIFTCARDZEN INC

	By:	/s/ Aaron Dragushan
Name: Aaron Dragushan
Title: President

REPRESENTATIVE:	/s/ Aaron Dragushan
AARON DRAGUSHAN, in his capacity as Representative for the Company Holders